Exhibit 10.1

Execution Copy

MULTI-YEAR
CREDIT AGREEMENT

DATED AS OF

AUGUST 21, 2003

AMONG

BLACK HILLS CORPORATION,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Banks,

ABN AMRO BANK N.V.,
as Administrative Agent,

UNION BANK OF CALIFORNIA, N.A.,
as Syndication Agent,

BMO NESBITT BURNS FINANCING, INC.,
as Co-Syndication Agent,

U.S. BANK, NATIONAL ASSOCIATION,
as Documentation Agent

and

THE BANK OF NOVA SCOTIA,
as Co-Documentation Agent

TABLE OF CONTENTS

(This Table of Contents is not part of the Agreement)

EXHIBITS

A - Form of Note B - Form of Compliance Certificate C - Form of Assignment and Assumption Agreement

SCHEDULES

SCHEDULE 1 Pricing Grid

SCHEDULE 1.1 Existing Letters of Credit

SCHEDULE 4 Administrative Agent Notice and Payment Info

SCHEDULE 5.2 Schedule of Existing Subsidiaries

SCHEDULE 5.5 Litigation and Labor Controversies

SCHEDULE 5.11 Environmental Matters

SCHEDULE 7.9 Existing Liens

SCHEDULE 7.14 Existing Investments

SCHEDULE 7.15(a) Marketing Subsidiary Indebtedness

SCHEDULE 7.15(b) Existing Secured Indebtedness

SCHEDULE 7.19 Restrictions on Distributions and Existing Negative Pledges

MULTI-YEAR CREDIT AGREEMENT

        MULTI-YEAR CREDIT AGREEMENT, dated as of August [__], 2003 among Black Hills Corporation, a South Dakota corporation (“Borrower”), the financial institutions from time to time party hereto (each a “Bank,” and collectively the “Banks”), U.S. Bank, National Association and The Bank of Nova Scotia, in their capacity as documentation agents for the Banks hereunder (in such capacity, “Documentation Agents”), Union Bank of California, N.A. and BMO Nesbitt Burns Financing, Inc., in their capacity as syndication agents for the Banks hereunder (in such capacity, “Syndication Agents”) and ABN AMRO Bank N.V. in its capacity as agent for the Banks hereunder (in such capacity, the “Administrative Agent”).

WITNESSETH THAT:

        WHEREAS, the Borrower desires to obtain the several commitments of the Banks to make available a revolving credit for loans and letters of credit (the “Revolving Credit”), as described herein; and

        WHEREAS, the Banks are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

        NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

        SECTION 1 DEFINITIONS; INTERPRETATION.

        Section 1.1 Definitions. The following terms when used herein have the following meanings:

        “Account” is defined in Section 8.4(b) hereof.

        “Adjusted Consolidated EBITDA” means, for any period, (A) Consolidated EBITDA less (B) Restricted Earnings.

        “Adjusted LIBOR” is defined in Section 2.3(b) hereof.

        “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

         “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly twenty percent (20%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or twenty percent (20%) or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person; and (ii) each director and executive officer of Borrower or any Subsidiary of Borrower shall be deemed an Affiliate of Borrower and each of its Subsidiaries.

        “Administrative Agent” is defined in the first paragraph of this Agreement and includes any successor Administrative Agent pursuant to Section 10.7 hereof.

        “Agreement” means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

        “Applicable Margin” means, at any time (i) with respect to Base Rate Loans, the Base Rate Margin and (ii) with respect to Eurodollar Loans, the Eurodollar Margin.

        “Applicable Telerate Page” is defined in Section 2.3(b) hereof.

        “Application” is defined in Section 2.2(b) hereof.

        “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

         “Arrangers” means, collectively, ABN AMRO Bank N.V., Union Bank of California, N.A., and U.S. Bank, National Association.

        “Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

        “Authorized Representative” means those persons whose specimen signature is included in the incumbency certificate provided by the Borrower pursuant to Section 6.1(c) hereof, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

        “Bank” and “Banks” are defined in the first paragraph of this Agreement.

        “Base Rate” is defined in Section 2.3(a) hereof.

        “Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.3(a) hereof.

        “Base Rate Margin” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

        “BHP” means Black Hills Power, Inc., a South Dakota corporation.

        “Borrower” is defined in the first paragraph of this Agreement.

        “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made by and maintained ratably for each of the Banks according to their Percentages. A Borrowing is “advanced” on the day Banks advance funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by Borrower pursuant to Section 2.5(a).

        “Business Day” means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in New York, New York, Chicago, Illinois or Rapid City, South Dakota and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollars in the interbank market in London, England.

        “Capital” means, as of any date of determination thereof, without duplication, the sum of (A) Consolidated Net Worth plus (B) all Recourse Indebtedness (provided that for purposes of clause (B) of this definition, to the extent otherwise included, Indebtedness of Marketing Subsidiaries in an aggregate amount not to exceed the Marketing Subsidiary Indebtedness Limit incurred under Marketing Subsidiary Excluded Credit Facilities shall not be deemed to be Recourse Indebtedness).

        “Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

        “Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

        “Change of Control Event” means one or more of the following events:

(a)

less than a majority of the members of the Board of Directors of Borrower shall be persons who either (i) were serving as directors on the Effective Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

(b)	the stockholders of Borrower shall approve any plan or proposal for the liquidation or dissolution of Borrower; or

(c)

a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Voting Stock of Borrower as of the Effective Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Voting Stock of Borrower representing more than ten percent (10%) of the combined voting power of the outstanding Voting Stock or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of Borrower; or

(d)	Except as permitted by Section 7.12, Borrower ceases at any time to own one hundred percent (100%) of the Voting Stock and other equity interest of any Material Subsidiary.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Commitment” and “Commitments” are defined in Section 2.1 hereof.

        “Compliance Certificate” means a certificate in the form of Exhibit B hereto.

        “Consolidated Assets” means all assets which should be listed on the consolidated balance sheet of Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

        “Consolidated EBITDA” means, for any period, for Borrower and its Consolidated Subsidiaries on a consolidated basis, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) to the extent deducted in arriving at Consolidated Net Income, net federal, state and local income taxes in respect of such period, (iii) to the extent deducted in arriving at Consolidated Net Income, Consolidated Interest Expense, (iv) to the extent deducted in arriving at Consolidated Net Income, the amount charged for the amortization of intangible assets, (v) to the extent deducted in arriving at Consolidated Net Income, the amount charged for the depreciation of assets, and (vi) to the extent deducted in arriving at Consolidated Net Income, losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, less (B) the amount for such period of (i) to the extent added in arriving at Consolidated Net Income, interest income arising from traditional investment activities with banks, investments banks and other financial institutions or relating to governmental or other marketable securities, (ii) to the extent added in arriving at Consolidated Net Income, gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP, (iii) any Maintenance Capital Expenditures made by the Borrower or its Consolidated Subsidiaries in such period, (iv) without duplication, any payments made by a Consolidated Subsidiary constituting a repayment of principal Indebtedness (other than (x) the Obligations and (y) repayments of principal made with the proceeds of a refinancing of such Indebtedness otherwise permitted pursuant to this Agreement (including the refinancing of Indebtedness outstanding under that certain Term Credit Agreement dated as of September 25, 2002 among the Borrower, Credit Lyonnais New York Branch, as administrative agent, and the other parties thereto, and under that certain Project Credit Agreement dated as of August 26, 2002, among Las Vegas Cogeneration II, L.L.C., Las Vegas Cogeneration Energy Financing Company, L.L.C., each of the lenders party thereto, ABN AMRO Bank N.V., as administrative agent for such lenders, and LaSalle Bank National Association, as disbursement agent for such lenders) or with respect to a reserve), and (v) without duplication, any other mandatory payment made by a Consolidated Subsidiary in such period not included as an expense or loss in calculating Consolidated Net Income.

        “Consolidated Fixed Charges” means, for any period and without duplication the sum of (i) the aggregate amount of Consolidated Interest Expense with respect to Recourse Indebtedness paid or scheduled to be paid for such period, and (ii) the aggregate amount of all mandatory scheduled payments (whether designated as payments or prepayments) and scheduled sinking fund payments with respect to principal of any Recourse Indebtedness of the Borrower or its Subsidiaries (including payments in the nature of principal under Capital Leases), it being agreed that the refinancing of Indebtedness outstanding under that certain Term Credit Agreement dated as of September 25, 2002 among the Borrower, Credit Lyonnais New York Branch, as administrative agent, and the other parties thereto, and under that certain Project Credit Agreement dated as of August 26, 2002, among Las Vegas Cogeneration II, L.L.C., Las Vegas Cogeneration Energy Financing Company, L.L.C., each of the lenders party thereto, ABN AMRO Bank N.V., as administrative agent for such lenders, and LaSalle Bank National Association, as disbursement agent for such lenders did not constitute mandatory scheduled payments for purposes of this definition.

        “Consolidated Interest Expense” means, with reference to any period of the Borrower and its Subsidiaries, the sum of (i) all interest charges (including capitalized interest, imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense and other deferred financing charges) of the Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP, other than interest charges relating to Non-Recourse Indebtedness, (ii) all commitment or other fees payable in respect of the issuance of standby letters of credit or other credit facilities for the account of the Borrower or its Subsidiaries, and (iii) net costs/expenses incurred by the Borrower and its Subsidiaries under Derivative Arrangements.

        “Consolidated Net Income” means, for any period of the Borrower and its Consolidated Subsidiaries, the amount for such period of consolidated net income (or net loss) of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

        “Consolidated Net Worth” means, as of any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding (to the extent otherwise included in calculating shareholders’ equity), minority interests in Subsidiaries) which would appear on the consolidated balance sheet of Borrower determined on a consolidated basis in accordance with GAAP.

        “Consolidated Subsidiary” means, as to any Person, each subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated, with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

         “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

        “Controlled Group” means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        “Credit Documents” means this Agreement, the Notes, the Fee Letter, the Master Letter of Credit Agreement, the Applications, the Letters of Credit and all other documents executed in connection herewith or therewith.

        “Credit Event” means any Borrowing or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

        “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

        “Derivative Arrangement” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, future agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option, that relates to fluctuations in raw material prices or utility or energy prices or other costs, or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing. “Derivative Arrangements” shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to a Loan or L/C Obligations.

        “Derivative Obligations” means, with respect to any Person, all liabilities of such Person under any Derivative Arrangement (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Derivative Arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.

        “Documentation Agents” is defined in the first paragraph of this Agreement.

      “Effective Date” means August [__], 2003.

        “Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

         “Environmental and Health Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

        “ERISA” is defined in Section 5.8 hereof.

        “Eurodollar Loan” means a Loan bearing interest prior to its maturity at the rate specified in Section 2.3(b) hereof.

        “Eurodollar Margin” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

        “Eurodollar Reserve Percentage” is defined in Section 2.3(b) hereof.

        “Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.

         “Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1.1 hereto, which were issued under the Related Credit Agreement but from and after the Effective Date hereof shall be deemed to be outstanding under this Agreement.

        “Facility Fee Rate” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

        “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a)

the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the United States Federal Reserve Bank of New York; or

(b)

if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

        “Fee Letter” means that certain letter among the Arrangers and Borrower pertaining to fees to be paid by Borrower to the Administrative Agent for its sole account and benefit.

        “Fixed Charge Coverage Ratio” means, for any period of four consecutive quarters of the Borrower ending with the most recently completed such fiscal quarter, the ratio of (A) Adjusted Consolidated EBITDA to (B) Consolidated Fixed Charges for such period.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by Borrower and its Subsidiaries on a basis consistent with the preparation of Borrower’s financial statements furnished to the Banks as described in Section 5.4 hereof.

        “Granting Bank” has the meaning specified in Section 11.10(g).

         “Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligations of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

        “Hazardous Material” means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as “hazardous” or “toxic” pursuant to any Environmental and Health Law.

        “Immaterial Subsidiary” shall mean, any direct or indirect subsidiary of Borrower (i) whose total assets (as determined in accordance with GAAP) do not represent at least five percent (5%) of the total assets (as determined in accordance with GAAP) of Borrower and its subsidiaries on a consolidated basis or (ii) whose total revenues (as determined in accordance with GAAP) do not represent at least five percent (5%) of the total revenues (as determined in accordance with GAAP) of Borrower and its subsidiaries on a consolidated basis, provided that no subsidiary shall be deemed an Immaterial Subsidiary to the extent (a) the total assets of such subsidiary, when combined with the total assets of other subsidiaries which are Immaterial Subsidiaries, represent at least ten percent (10%) of the total assets (as determined in accordance with GAAP) of Borrower and its subsidiaries on a consolidated basis or (ii) the total revenues of such subsidiary, when combined with the total revenues of other Immaterial Subsidiaries, (as determined in accordance with GAAP) represent at least ten percent (10%) of the total revenues (as determined in accordance with GAAP) of Borrower and its subsidiaries on a consolidated basis. As used in this definition “subsidiary” shall mean any Person whose financial statements are consolidated into the financial statements of Borrower in accordance with GAAP.

        “Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of property or services (other than in respect of trade accounts payable arising in the ordinary course of business which are not past-due); (iii) all Capitalized Lease Obligations of such Person; (iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of Borrower or any Subsidiary of Borrower in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (v) all Guarantees issued by such Person, provided that Long-Term Guaranties shall not be deemed “Indebtedness” for purposes of calculating Borrower’s compliance with the financial covenants set forth in Sections 7.16, 7.17 and 7.18 hereof; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters or credit (whether commercial or standby) or bankers’ acceptances, (vii) all Derivative Obligations of such Person, provided that for purposes of determining Borrower’s compliance with the financial covenants set forth herein, only Borrower’s Derivative Obligations under Derivative Arrangements which must be marked-to-market in accordance with GAAP shall be included as Indebtedness of Borrower, and (viii) all obligations of such Person under synthetic (and similar type) lease arrangements, provided that for purposes of calculating such Person’s Indebtedness under such synthetic (or similar type) lease arrangements, such lease arrangement shall be treated as if it were a Capitalized Lease.

         “Interest Period” is defined in Section 2.6 hereof.

        “Investments” is defined in Section 7.14.

        “Issuing Agents” means U.S. Bank, National Association and any other Lender who agrees to be an Issuing Agent and who is acceptable to the Borrower and the Administrative Agent.

         “L/C Documents” means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

        “L/C Fee Rate” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

        “L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

        “Lending Office” is defined in Section 9.4 hereof.

        “Letter of Credit” is defined in Section 2.2(a) hereof.

         “Level I Status” means Borrower’s S&P Rating is A+ or higher and its Moody’s Rating is A1 or higher.

        “Level II Status” means Level I Status does not exist, but Borrower’s S&P Rating is A- or higher and its Moody’s Rating is A3 or higher.

        “Level III Status” means neither Level I Status nor Level II Status exists, but Borrower’s S&P Rating is BBB+ or higher and its Moody’s Rating is Baa1 or higher.

        “Level IV Status” means neither Level I Status, Level II Status, nor Level III Status exists, but Borrower’s S&P Rating is BBB or higher and its Moody’s Rating is Baa2 or higher.

        “Level V Status” means neither Level I Status, Level II Status, Level III Status, nor Level IV Status exists, but Borrower’s S&P Rating is BBB- or higher and its Moody’s Rating is Baa3 or higher.

        “Level VI Status” means none of Level I Status, Level II Status, Level III Status, Level IV Status nor Level V Status exists.

        “LIBOR” is defined in Section 2.3(b) hereof.

        “LIBOR Loan Restriction Period” means the period commencing on and including the fifth to last Business Day of any calendar year and ending on and including the fifth Business Day of the immediately succeeding calendar year.

        “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

        “Loan” and “Loans” are defined in Section 2.1 hereof and includes a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

        “Long-Term Guarantee” means (i) any Guarantee issued by Borrower or its Subsidiaries under which the holder or beneficiary of such Guarantee is not permitted under any circumstance or contingency to make demand or exercise any other remedies under such Guarantee prior to the Termination Date, as extended from time to time in accordance with the terms hereof and (ii) any coal mining reclamation bonds or contingent indemnity or reimbursement obligations with respect to such reclamation bonds (so long as such reclamation bonds have not been called upon).

        “Maintenance Capital Expenditures” means for any period, an amount equal to the greater of (i) $40,000,000, and (ii) the amount of capital expenditures made by the Borrower and its Subsidiaries which are necessary in order for the Borrower and its Subsidiaries to maintain, preserve and keep their plants, Properties and equipment necessary to the proper conduct of their business in reasonably good repair, working order and condition (including all reasonably necessary repairs, renewals, replacements, additions and betterments thereto) so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained.

        “Marketing L/C Fee Rate” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

        "Marketing Subsidiary" means each of Black Hills Energy Resources, Inc., a South Dakota corporation, and Enserco Energy, Inc., a South Dakota corporation, and their respective subsidiaries.

        “Marketing Subsidiary Excluded Credit Facilities” means those certain credit facilities of the Marketing Subsidiaries described on Schedule 7.15(a) hereof, as such credit facilities are in effect on the Effective Date, provided that such credit facilities shall cease to be Marketing Subsidiary Excluded Credit Facilities to the extent availability thereunder is increased, any substantive term thereof is materially modified, or such credit facility is extended more than once in any fiscal year for a period of more than one year. Any replacement credit facility of a Marketing Subsidiary Excluded Credit Facility shall be deemed a Marketing Subsidiary Excluded Credit Facility only if such replacement credit facility contains terms substantially the same as the Marketing Subsidiary Excluded Credit Facility being replaced (including tenor) or is approved in writing by the Required Banks.

        “Marketing Subsidiary Indebtedness Limit” means the sum of (i) aggregate amount of credit availability (used or unused) under Marketing Subsidiary Excluded Credit Facilities as of the Effective Date and (ii) $25,000,000.

        “Marketing Subsidiary Letter of Credit” means a Letter of Credit issued hereunder which supports any obligation of a Marketing Subsidiary or the primary purpose of which is to otherwise benefit a Marketing Subsidiary.

        “Marketing Subsidiary Letter of Credit Sub-Limit” means $100,000,000.

        “Master Letter of Credit Agreement” is defined in Section 2.2(a) hereof.

        “Material Adverse Effect” means a material adverse effect on (i) the business, financial position or results of operations of Borrower or Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its material obligations under the Credit Documents, (iii) the validity or enforceability of the material obligations of Borrower under any Credit Document, (iv) the rights and remedies of the Banks or the Administrative Agent against Borrower; or (v) the timely payment of the principal of and interest on the Loans or other amounts payable by Borrower hereunder, provided, that a downgrade of Borrower’s S&P Rating and/or Moody’s Rating shall not, in and of itself, be deemed a “Material Adverse Effect” for purposes of this Agreement.

        "Material Subsidiaries" means BHP, Black Hills Energy, Inc., a South Dakota corporation, Wyodak Resources Development Corp., a Delaware corporation, Black Hills Energy Capital, Inc., a Delaware corporation and any other Subsidiary of Borrower which is not either an Immaterial Subsidiary or a Project Finance Subsidiary.

        “Moody’s Rating” means the rating assigned by Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed between the Required Banks and Borrower). Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Moody’s Investors Service, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

        “Non-Recourse Indebtedness” means, without duplication, all Indebtedness of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP incurred in connection with project financings (including project financings of existing assets the proceeds of which are used to refinance such assets) as to which the holder of such Indebtedness has recourse solely against the assets which were purchased or refinanced with, or leased in connection with, such Indebtedness and not against Borrower or a Consolidated Subsidiary of Borrower other than a Project Finance Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise), other than the pledge of the stock (or similar equity interest) of the Project Finance Subsidiary which incurred such Indebtedness. For purposes of clarification, any Indebtedness of a Project Finance Subsidiary which would otherwise constitute Non-Recourse Indebtedness but for the issuance by the Borrower or a Consolidated Subsidiary of the Borrower of a Guarantee or other document which provides recourse with respect to such Indebtedness, such Indebtedness shall for all purposes of this Agreement be deemed Non-Recourse Indebtedness so long as (i) the Borrower’s or such Consolidated Subsidiary’s obligations under such Guarantee or other document are treated for all purposes as Recourse Indebtedness hereunder, (ii) such Recourse Indebtedness of the Borrower or such Consolidated Subsidiary is unsecured and is otherwise permitted by this Agreement, and (iii) such Recourse Indebtedness of the Borrower or such Consolidated Subsidiary does not in the aggregate exceed $100,000,000 at any one time outstanding.

        “Note” is defined in Section 2.10(a) hereof.

        “Obligations” means all fees payable hereunder, all obligations of Borrower to pay principal or interest on Loans and L/C Obligations, fees, expenses, indemnities, and all other payment obligations of Borrower arising under or in relation to any Credit Document.

        “Participating Interest” is defined in Section 2.2(d) hereof.

        “Percentage” means, for each Bank, the percentage of the Commitments represented by such Bank’s Commitment or, if the Commitments have been terminated, the percentage held by such Bank (including through participation interests in L/C Obligations) of the aggregate principal amount of all outstanding Obligations.

        “Permitted Derivative Obligations” means all Derivative Obligations as to which the Derivative Arrangements giving rise to such Derivative Obligation are entered into in the ordinary course of business to hedge interest rate risk, currency risk, commodity price risk or the production of Borrower or its Subsidiaries (and not for speculative purposes) and if such Derivative Obligation is an obligation of Borrower, such Derivative Obligation ranks no greater than pari passu to the Obligations.

        “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

        “Plan ” means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

        “PBGC” is defined in Section 5.8 hereof.

        “Project Finance Subsidiary” means any special purpose Subsidiary of Borrower created to limit the recourse of the creditors of such Subsidiary and as to which the creditors and other holders of Indebtedness of such Subsidiary have recourse solely against the assets of such Subsidiary and not against Borrower or any other Subsidiary of Borrower or any of their other assets (whether directly, through a Guarantee or otherwise) other than (i) pursuant to a Guarantee permitted hereunder and (ii) the stock of such special purpose Subsidiary (or similar equity interest).

        “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

        “Recourse Indebtedness” means, without duplication, all Indebtedness of Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP other than Non-Recourse Indebtedness.

        “Recourse Leverage Ratio” means, as of any time the same is to be determined, the ratio of the amount of (A) Recourse Indebtedness outstanding at such time (provided that for purposes of clause (A) of this definition, to the extent otherwise included, Indebtedness of Marketing Subsidiaries in an aggregate amount not to exceed the Marketing Subsidiary Indebtedness Limit incurred under Marketing Subsidiary Excluded Credit Facilities shall not be deemed to be Recourse Indebtedness) to (B) the amount of Capital at such time.

        “Reimbursement Obligation” is defined in Section 2.2(c) hereof.

        “Related Credit Agreement” means that certain credit agreement among the Borrower, the financial institutions party thereto, as lenders, and ABN AMRO Bank N.V., as administrative agent for such lenders, dated as of August 28, 2001, and originally described as a 3-Year Credit Agreement, as amended from time to time, including that certain third amendment thereto dated as of the date of this Agreement.

        “Related Credit Agreement Commitments” shall mean “Commitments”, as such term is defined in the Related Credit Agreement.

         “Related Credit Agreement Loans” shall mean “Loans”, as such term is defined in the Related Credit Agreement.

         “Required Banks” means, as of the date of determination thereof, any Banks holding in the aggregate more than fifty percent (50%) of the Percentages, provided, that at any time there are two (2) or less Banks, Required Banks shall mean Banks holding one hundred percent (100%) of the Percentages.

        “Restricted Earnings” means, for any period, the amount of all Consolidated Net Income earned by each of Borrower’s Consolidated Subsidiaries during such period which may not be distributed or dividended to Borrower due to contractual or other restrictions on such distributions or dividends.

        “SEC” means the United States Securities and Exchange Commission.

        “Security” has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

        “S&P Rating” means the rating assigned by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency to the outstanding senior unsecured non-credit enhanced long-term indebtedness of a Person (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Required Banks and Borrower). Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

        “Solvent” means that (a) the fair value of a Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the United States Bankruptcy Code, and (b) the present fair saleable value of a Person’s assets is in excess of the amount that will be required to pay such Person’s debts as they become absolute and matured. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the United States Bankruptcy Code.

        “SPC” has the meaning specified in Section 11.10(g).

         “Subsidiary” means, as to Borrower, any corporation or other entity (i) which is consolidated into the financial statements of such Borrower in accordance with GAAP or (ii) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Borrower or by one or more of its Subsidiaries.

        “Syndication Agent” is defined in the first paragraph of this Agreement.

        “Telerate Service” means Moneyline Telerate, Inc.

        “Termination Date” means August [__], 2006.

        “Total Commitments” shall mean the sum of the Commitments and the Related Credit Agreement Commitments.

        “Total Loans” shall mean the sum of the Loans and the Related Credit Agreement Loans.

        “Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

        “Utilization Fee Rate” means the percentage set forth in Schedule 1 hereto beside the then applicable Level.

          “U.S. Dollars” and “$” each means the lawful currency of the United States of America.

        “Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

         “Welfare Plan” means a “welfare plan”, as defined in Section 3(l) of ERISA.

         “Wholly-Owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned by Borrower and/or one or more of its Wholly-Owned Subsidiaries.

Section 1.2 Interpretation. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided. The word “including” means including without limiting the generality of any description preceding such term. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP in effect on the Effective Date, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

        SECTION 2   THE CREDITS.

Section 2.1 The Revolving Loan Commitment. Subject to the terms and conditions hereof (including Sections 6.1 and 6.2), each Bank, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively “Loans”) to Borrower from time to time on a revolving basis in U.S. Dollars in an aggregate outstanding amount up to the amount of its commitment set forth on the applicable signature page hereof (such amount, as reduced pursuant to Section 2.12(a), increased pursuant to Section 2.12(b), or changed as a result of one or more assignments under Section 11.10 its “Commitment”and, cumulatively for all the Banks, the “Commitments”) before the Termination Date, provided that the sum of the aggregate amount of Loans and of L/C Obligations at any time outstanding shall not exceed the Commitments in effect at such time. On the Termination Date the Commitments shall terminate. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 2.5(a) hereof, Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof. Unless an earlier maturity is provided for hereunder, all Loans shall mature and be due and payable on the Termination Date. Notwithstanding anything is this Agreement to the contrary, no Eurodollar Loans may be advanced during the LIBOR Loan Restriction Period.

Section 2.2 Letters of Credit. (a)General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit the Issuing Agents shall issue standby letters of credit denominated in U.S. Dollars (each a “Letter of Credit”) for Borrower’s account, provided that (i) the aggregate L/C Obligations at any time outstanding attributable to Marketing Subsidiary Letters of Credit shall not exceed the Marketing Subsidiary Letter of Credit Sub-Limit, and (ii) the aggregate amount of L/C Obligations outstanding at any time shall not exceed the difference between the Commitments in effect at such time and the aggregate amount of Loans then outstanding. Each Letter of Credit shall be issued by the applicable Issuing Agent, but each Bank shall be obligated to purchase an undivided percentage participation interest of such Letter of Credit from the applicable Issuing Agent pursuant to Section 2.2(d) hereof in an amount equal to its Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Commitment of each Bank pro rata in accordance with each Bank’s Percentage. The Borrower shall execute a master letter of credit agreement with each Issuing Agent (collectively, the “Master Letter of Credit Agreement”) which shall contain certain terms applicable to the Letters of Credit. To the extent any provision of the Master Letter of Credit Agreement is inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Each Existing Letter of Credit shall for all purposes be deemed to be a Letter of Credit issued on the Effective Date under this Agreement. No Issuing Agent shall have an obligation pursuant to the Credit Documents to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the aggregate face amount of Letters of Credit issued by such Issuing Agent then outstanding would exceed $50,000,000, unless otherwise agreed to by such Issuing Agent.

(b)     Applications. At any time before thirty (30) days prior to the Termination Date, a Issuing Agent shall, at the request of Borrower given to such Issuing Agent at least three (3) Business Days prior to the requested date of issuance, issue one or more Letters of Credit, in a form satisfactory to such Issuing Agent, with expiration dates no later than five (5) Business Days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form customarily prescribed by such Issuing Agent for the type of Letter of Credit, requested (each an “Application”). Concurrently with the delivery of such Application, the Borrower shall notify the Administrative Agent whether or not the requested Letter of Credit is a Marketing Subsidiary Letter of Credit. Notwithstanding anything contained in any Application to the contrary (i) Borrower’s obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3.1(b) hereof, and (ii) if the applicable Issuing Agent is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid (it being understood that a drawing which is reimbursed pursuant to, and in accordance with, the last sentence of Section 2.5(c) shall be deemed to have been timely reimbursed), Borrower’s obligation to reimburse the applicable Issuing Agent for the amount of such drawing shall bear interest (which Borrower hereby promises to pay on demand) from and after the date such drawing is paid at a rate per annum equal to the sum of two percent (2%) plus the Base Rate Margin plus the Base Rate from time to time in effect. The applicable Issuing Agent will promptly notify the Banks of each issuance by it of a Letter of Credit and any amendment or extension of a Letter of Credit. Each Issuing Agent agrees to issue amendments to any Letters of Credit issued by it increasing the amount, or extending the expiration date, thereof at the request of Borrower subject to the conditions set forth herein (including the conditions set forth in Section 6.2 and the other terms of this Section 2.2). Without limiting the generality of the foregoing, a Issuing Agent’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions set forth herein (including the conditions set forth in Section 6.2 and the other terms of this Section 2.2) and an Issuing Agent will not issue, amend or extend the expiration date of any Letter of Credit if any Bank notifies such Issuing Agent of any failure to satisfy or otherwise comply with such conditions and terms and directs such Issuing Agent not to take such action.

(c)     The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of Borrower to reimburse the applicable Issuing Agent for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed, to the extent not inconsistent with this Agreement, by the Master Letter of Credit Agreement and the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the applicable Issuing Agent’s principal office in New York, New York by no later than 1:30 p.m. (New York time) on the date when such drawing is paid or, if such drawing was paid after 1:30 p.m. (New York time), by the end of such day. If Borrower does not make any such reimbursement payment on the date due (whether through a deemed request for a Base Rate Loan pursuant to Section 2.5(c) or otherwise) and the Banks fund their participations therein in the manner set forth in Section 2.2(d) below, then all payments thereafter received by an Issuing Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) below. An Issuing Agent shall notify Borrower promptly of its intent to pay, or payment of, a drawing under a Letter of Credit.

(d)     The Participating Interests. Each Bank, by its acceptance hereof, severally agrees to purchase from each Issuing Agent, and each Issuing Agent hereby agrees to sell to each such Bank, an undivided percentage participating interest (a “Participating Interest”), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such Issuing Agent. Upon any failure by Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 2.2(c) above, or if an Issuing Agent is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank shall, not later than the Business Day it receives a demand from such Issuing Agent to such effect, if such demand is received before 2:00 p.m. (New York time), or not later than the following Business Day, if such demand is received after such time, pay to such Issuing Agent an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by such Issuing Agent to the date of such payment by such Bank a rate per annum equal to (i) from the date the related payment was made by such Issuing Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. Each such Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the applicable Issuing Agent retaining its Percentage as a Bank hereunder.

        The several obligations of the Banks to the Issuing Agents under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against Borrower, the Administrative Agent, the Issuing Agents, any Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment by a Bank under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever. The Issuing Agents and the Administrative Agent shall be entitled to offset amounts received for the account of a Bank under the Credit Documents against unpaid amounts due from such Bank to the applicable Issuing Agent or the Administrative Agent, as applicable, hereunder (whether as fundings of participations, indemnities or otherwise).

(e)     Indemnification. The Banks shall, to the extent of their respective Percentages, indemnify each Issuing Agent (to the extent not reimbursed by Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Issuing Agent’s gross negligence or willful misconduct) that an Issuing Agent may suffer or incur in connection with any Letter of Credit issued by it. The Issuing Agents shall be entitled to all of the rights and protections afforded the Administrative Agent under Section 10 hereof. The obligations of the Banks under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all other L/C Documents.

(f)     Issuing Agents. Each Bank hereby appoints U.S. Bank, National Association, and any other Person who satisfies the definition of Issuing Agent, as the Issuing Agents hereunder and hereby authorizes each of the Issuing Agent to take such action as Issuing Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Issuing Agents by the terms thereof, together with such powers as are reasonably incidental thereto. The relationship between each of the Issuing Agents and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any other Credit Document shall be construed to constitute a Issuing Agent as a trustee or fiduciary for any Bank or the Borrower.

Section 2.3 Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

        “Base Rate” means for any day the greater of:

(i)

the rate of interest announced by ABN AMRO Bank N.V. from time to time as its prime rate, or equivalent, for U.S. Dollar loans within the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; and

(ii)	the sum of (x) the Federal Funds Rate, plus (y) ½ of 1% (0.50%).

(b)

Eurodollar Loans. Each Eurodollar Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

        “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR =                      LIBOR

                                  1— Eurodollar Reserve Percentage

        “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetical average of the rates of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S. Dollars, in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by each Lender as part of such Borrowing.

        “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by each Lender as part of such Borrowing, which appears on the Applicable Telerate Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

        “Applicable Telerate Page” means the display page designated as “Page 3750” on the Telerate Service (or such other pages as may replace any such page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars).

        “Eurodollar Reserve Percentage” means for an Borrowing of Eurodollar Loans from any Bank, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by such Bank during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

(c)     Rate Determinations. The Administrative Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error.

Section 2.4 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans and Eurodollar Loans shall be in an amount not less than (i) if such Borrowing is comprised of Borrowing of Base Rate Loans, $1,000,000 and integral multiples of $500,000 in excess thereof, and (ii) if such Borrowing is comprised of Borrowing of Eurodollar Loans, $2,000,000 and integral multiples of $1,000,000 in excess thereof, provided that a Borrowing of Base Rate Loans applied to pay a Reimbursement Obligation pursuant to Section 2.5(c) hereof shall be in an amount equal to such Reimbursement Obligation.

Section 2.5 Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (New York time) (i) at least three (3) Business Days before the date on which Borrower requests the Banks to advance a Borrowing of Eurodollar Loans, or (ii) on the date on which Borrower requests the Banks to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.4‘s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower or convert part or all of such Borrowing into Base Rate Loans, and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower. Borrower shall give all such notices requesting, the advance, continuation, or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans or of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (New York time) at least three (3) Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall be irrevocable once given and shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. There may be no more than six different Interest Periods in effect at any one time, provided that for purposes of determining the number of Interest Periods in effect at any one time, all Base Rate Loans shall be deemed to have one and the same Interest Period.

(b)     Notice to the Banks. The Administrative Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from Borrower received pursuant to Section 2.5(a) above. The Administrative Agent shall give notice to Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.

(c)     Borrower’ Failure to Notify. Any outstanding Borrowing of Base Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless Borrower has notified the Administrative Agent within the period required by Section 2.5(a) that it intends to convert such Borrowing into a Borrowing of Eurodollar Loans or notifies the Administrative Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing. If Borrower fails to give notice pursuant to Section 2.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and has not notified the Administrative Agent within the period required by Section 2.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof. The Administrative Agent shall promptly notify the Banks of Borrower’s failure to so give a notice under Section 2.5(a). In the event Borrower fails to give notice pursuant to Section 2.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (New York time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, subject to Section 6.2 hereof, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d)     Disbursement of Loans. Not later than 12:00 noon (New York time) on the date of any requested advance of a new Borrowing of Eurodollar Loans, and not later than 2:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall make available to Borrower Loans at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent has previously agreed in writing to with Borrower, in each case in the type of funds received by the Administrative Agent from the Banks.

(e)     Administrative Agent Reliance on Bank Funding. Unless the Administrative Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Administrative Agent may assume that such Bank has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, pay to the Administrative Agent the amount made available to Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on (but excluding) the date such Bank pays such amount to the Administrative Agent at a rate per annum equal to (i) from the date the related payment was made by the Administrative Agent to the date two (2) Business Days after payment by such Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Bank to the date such payment is made by such Bank, the Base Rate in effect for each such day. If such amount is not received from such Bank by the Administrative Agent immediately upon demand, Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan.

Section 2.6 Interest Periods. As provided in Section 2.5(a) hereof, at the time of each request of a Borrowing of Eurodollar Loans, Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period”means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Base Rate Loans, on the last Business Day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last Business Day of a calendar quarter), and (b) in the case of Eurodollar Loans, 1, 2, 3, 6, or, if agreed to by the Administrative Agent, 12 months thereafter; provided, however, that:

(a)	any Interest Period for a Borrowing of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

(b)	for any Borrowing of Eurodollar Loans, Borrower may not select an Interest Period that extends beyond either (i) the fifth to last Business Day of any calendar year or (ii) the Termination Date;

(c)

whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(d)

for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.7 Maturity of Loans. Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), all Obligations (including principal and interest on all outstanding Loans) shall mature and become due and payable by Borrower on the Termination Date.

Section 2.8 Prepayments. (a) Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.4 hereof remains outstanding) any Borrowing of Eurodollar Loans upon three (3) Business Days’ prior irrevocable notice to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, irrevocable notice delivered to the Administrative Agent no later than 12:00 noon (New York time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment. In the case of Eurodollar Loans, any amounts owing under Section 2.11 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment. The Administrative Agent will promptly advise each Bank of any such prepayment notice it receives from Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b)     If the aggregate amount of outstanding Loans and L/C Obligations shall at any time for any reason exceed the Commitments then in effect or the aggregate amount of L/C Obligations at any time outstanding attributable to Marketing Subsidiary Letters of Credit exceeds the Marketing Subsidiary Letter of Credit Sub-Limit, Borrower shall, immediately and without notice or demand, pay the amount of such excess to the Administrative Agent for the ratable benefit of the Banks as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit. Immediately upon determining the need to make any such prepayment Borrower shall notify the Administrative Agent of such required prepayment. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.11.

Section 2.9 Default Rate. If any payment of principal or interest on any Loan, or payment of any other Obligation, is not made when due (whether by acceleration or otherwise), such principal, interest or other Obligation shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(a)

for any Obligation other than a Eurodollar Loan (including principal and interest relating to Base Rate Loans and interest on Eurodollar Loans), the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect; and

(b)

for the principal of any Eurodollar Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10 The Notes. (a) The Loans made to Borrower by each Bank shall be evidenced by a single promissory note of Borrower issued to such Bank in the form of Exhibit A hereto. Each such promissory note is hereinafter referred to as a “Note” and collectively such promissory notes are referred to as the “Notes.”

(a)     Each Bank shall record on its books and records or on a schedule to its Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence of the same; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of Borrower to repay all Loans made hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to Borrower the Note to be replaced, Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.11 Funding Indemnity. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(a)	any payment (whether by acceleration or otherwise), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)

any failure (because of a failure to meet the conditions of Section 6 or otherwise) by Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.5(a) or established pursuant to Section 2.5(c) hereof,

(c)	any failure by Borrower to make any payment or prepayment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(d)

any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Bank, Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be prima facie evidence of the amount of such loss, cost or expense.

Section 2.12 Commitments. (a) Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent, to terminate the Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the Loans and all L/C Obligations then outstanding. The Administrative Agent shall give prompt notice to each Bank of any such termination of Commitments. Any termination of Commitments pursuant to this Section 2.12 may not be reinstated.

    (b)        The Borrower and the Administrative Agent may from time to time add additional financial institutions as parties to this Agreement or, with the written consent of an existing Bank, increase the Commitment of such existing Bank (any such financial institution or existing Bank which is increasing its commitment being referred to as an “Added Bank”) pursuant to documentation satisfactory to the Borrower and the Administrative Agent and any such Added Bank shall for all purposes be considered a Bank for purposes of this Agreement and the other Credit Documents with a Commitment as set forth in such documentation. Any such Added Bank shall on the date it is deemed a party to this Agreement purchase from the other Banks its Percentage (or the increase in its Percentage, in the case of an Added Bank which is an existing Bank) of the Loans outstanding and shall be deemed to purchase pursuant to Section 2.2(d) a Participating Interest in all Letters of Credit and Reimbursement Obligations outstanding on such date to the extent of its Percentage (or the increase in its Percentage, in the case of an Added Bank which is an existing Bank). Notwithstanding anything contained in this Section 2.12(b) to the contrary, the aggregate amount of Commitments may not at any time exceed $225,000,000 without the consent of the Required Banks.

        SECTION 3 FEES.

Section 3.1 Fees.

(a)

Facility Fee. From and after the Effective Date, Borrower shall pay to the Administrative Agent for the ratable account of the Banks in accordance with their Percentages a facility fee accruing at a rate per annum equal to the Facility Fee Rate on the average daily amount of the Commitments (whether used or unused), or if the Commitments have expired or terminated, on the principal amount of Loans and L/C Obligations then outstanding. Such facility fee is payable in arrears on the last Business Day of each calendar quarter and on the Termination Date, and if the Commitments are terminated in whole prior to the Termination Date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(b)	Letter of Credit Fees.

(i)

Borrower shall pay to the Administrative Agent for the account of each Bank letter of credit fees with respect to the Letters of Credit at a rate per annum equal to (x) in the case of all Letters of Credit other than Marketing Subsidiary Letters of Credit, the L/C Fee Rate on the average daily maximum undrawn face amount of such outstanding Letters of Credit (including any Letters of Credit outstanding after the termination of the Commitments), and (y) in the case of all Letters of Credit which are Marketing Subsidiary Letters of Credit, the sum of the L/C Fee Rate plus the Marketing L/C Fee Rate on the average daily maximum undrawn face amount of such outstanding Marketing Subsidiary Letters of Credit (including any such Letters of Credit outstanding after the termination of the Commitments), computed in each case on a quarterly basis in arrears on the last Business Day of each calendar quarter and on the Termination Date.

(ii)

Borrower shall pay to the Administrative Agent for the benefit of each Issuing Agent, as issuer of each Letter of Credit issued by such Issuing Agent, for the sole account of such Issuing Agent, a letter of credit fronting fee for each outstanding Letter of Credit issued by such Issuing Agent at the rate per annum equal to 0.125% on the average daily maximum undrawn face amount of outstanding Letters of Credit (including any Letters of Credit outstanding after the termination of the Commitments), computed on the last Business Day of each calendar quarter and on the Termination Date.

(iii)

The letter of credit fees payable under Section 3.1(b)(i) and the fronting fees payable under Section 3.1(b)(ii) shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, and on the Termination Date, and if the Commitments are terminated in whole on an earlier date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

(iv)

Borrower shall pay to each Issuing Agent from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Agent relating to letters of credit as from time to time in effect.

(c)

Utilization Fee. From and after the Effective Date, for any day on which (i) the aggregate principal amount of Total Loans and L/C Obligations then outstanding exceeds thirty three percent (33%) of the Total Commitments then in effect or (ii) the Commitments have been terminated by the Administrative Agent or the Lenders in accordance with this Agreement, Borrower shall pay to the Administrative Agent for the ratable account of the Banks in accordance with their Percentages a utilization fee accruing at a rate per annum equal to the Utilization Fee Rate on the aggregate amount of Total Loans and L/C Obligations outstanding on such date. Such fee is payable in arrears on the last Business Day of each calendar quarter and on the Termination Date, and if the Commitments are terminated in whole prior to the Termination Date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination. The utilization fee payable pursuant to this Section 3.2(c) shall be one and the same as, and not in addition to, the utilization fee payable by the Borrower under the Related Credit Agreement and shall be divided among this Agreement and the Related Credit Agreement pro rata based on the percentage which the amount of Loans and L/C Obligations outstanding under this Agreement on the date such fee accrued comprises of the aggregate amount of Total Loans and L/C Obligations outstanding on such date.

(d)

Arranger Fees. Borrower shall pay to the Arrangers for the sole account of the Arrangers the fees agreed to between the Arrangers and Borrower in the Fee Letter or as otherwise agreed in writing among them.

(e)

Fee Calculations. All fees payable under this Agreement shall be payable in U.S. Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Administrative Agent and shall be prima facie evidence of the amount of such fee.

        SECTION 4 PLACE AND APPLICATION OF PAYMENTS.

Section 4.1 Place and Application of Payments. All payments of principal of and interest on the Loans, and of all other Obligations and other amounts payable by Borrower under the Credit Documents, shall be made by Borrower in U.S. Dollars to the Administrative Agent or the applicable Issuing Agent if such payment is being made with respect to a Reimbursement Obligation, by no later than 2:00 p.m. (New York time) on the due date thereof at the principal office of the Administrative Agent or the applicable Issuing Agent, as applicable, in New York, New York pursuant to the payment instructions set forth on Part A of Schedule 4 hereof (or such other location in the, United States as the Administrative Agent or the applicable Issuing Agent, as applicable, may designate to Borrower) or, if such payment is on a Reimbursement Obligation, no later than provided by Section 2.2(c) hereof, in each case for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent or the Issuing Agent on the next Business Day. All such payments shall be made free and clear of, and without deduction for, any set-off, defense, counterclaim, levy, or any other deduction of any kind in immediately available funds at the place of payment. The Administrative Agent or the applicable Issuing Agent, as applicable, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

        SECTION 5 REPRESENTATIONS AND WARRANTIES.

        The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to its Subsidiaries, as to each Subsidiary of Borrower, as follows:

Section 5.1 Corporate Organization and Authority. Borrower is duly organized and existing in good standing under the laws of the state of South Dakota; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2 Subsidiaries. Schedule 5.2 (as updated from time to time pursuant to Section 7.1) hereto identifies each Subsidiary of Borrower, the jurisdiction of incorporation, the percentage of issued and outstanding shares of each class of its capital stock owned by the Borrower and its Subsidiaries and, if such percentage is not one hundred percent (100%) (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding. Each Subsidiary is duly incorporated and existing in good standing as a corporation under the laws of the jurisdiction of its incorporation, has all necessary corporate power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of each Subsidiary owned directly or indirectly by Borrower are validly issued and outstanding and fully paid and nonassessable except as set forth on Schedule 5.2 hereto. All such shares owned by Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9.

Section 5.3 Corporate Authority and Validity of Obligations. Borrower has full right and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply (and to have applied) for the issuance of the Letters of Credit, and to perform all of its obligations under the Credit Documents to which it is a party. Each Credit Document to which it is a party has been duly authorized, executed and delivered by Borrower and constitutes valid and binding obligations of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Credit Document, nor the performance or observance by Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of Borrower or any material Contractual Obligation of or affecting Borrower or any of Borrower’s Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of Borrower.

Section 5.4 Financial Statements. All financial statements heretofore delivered to the Banks showing historical performance of Borrower for Borrower’s fiscal years ending on or before December 31, 2002, have been prepared in accordance generally accepted accounting principles applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. The unaudited financial statements for the fiscal period ended June 30, 2003 have been prepared in accordance generally accepted accounting principles applicable to interim financial statements applied on a basis consistent, except as otherwise noted therein, with the previous same fiscal period of Borrower in the prior fiscal year (subject to normal year-end adjustments). Each of such financial statements fairly presents on a consolidated basis the financial condition of Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. Borrower and its Subsidiaries have no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. Since December 31, 2002, there has been no event or series of events which has resulted in, or reasonably could be expected to result in, a Material Adverse Effect.

Section 5.5 No Litigation; No Labor Controversies.(a) Except as set forth on Schedule 5.5, there is no litigation or governmental proceeding pending, or to the knowledge of Borrower, threatened, against Borrower or any Subsidiary of Borrower in which there is a reasonable possibility of an adverse decision which, if adversely determined, could (individually or in the aggregate) have a Material Adverse Effect.

(b)     Except as set forth on Schedule 5.5, there are no labor controversies pending or, to the best knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower which could (individually or in the aggregate) have a Material Adverse Effect.

Section 5.6 Taxes. Borrower and its Subsidiaries have filed all United States federal tax returns, and all other foreign, state, local and other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by Borrower or any Subsidiary of Borrower, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of Borrower or any of its Subsidiaries (individually or in the aggregate). The charges, accruals and reserves on the books of Borrower and its Subsidiaries for any taxes or other governmental charges are adequate and in conformance with GAAP.

Section 5.7 Approvals. No authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of Borrower or any Subsidiary of Borrower or from any other Person, is necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of Borrower of any Credit Document to which it is a party.

Section 5.8 ERISA. With respect to each Plan, Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary of Borrower has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.9 Government Regulation. Neither Borrower nor any Subsidiary of Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “registered holding company”, or a “Subsidiary company” of a “registered holding company”, or an “affiliate” of a “registered holding company” or of a “Subsidiary company” of a “registered holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.10 Margin Stock; Use of Proceeds. Neither Borrower nor any Subsidiary of Borrower is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (“margin stock” to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The proceeds of the Loans and Letters of Credit are to be used solely (i) to provide liquidity support for Borrower’s commercial paper program, (ii) to fund Borrower’s working capital needs, and (iii) for general corporate purposes of Borrower. Borrower will not use the proceeds of any Loan or Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 5.11 Licenses and Authorizations; Compliance with Laws. (a) (a) Borrower and each of its Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated. Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities except for any such law, regulation, ordinance or order which, the failure to comply therewith, could not reasonably expected to have a Material Adverse Effect.

(a)     In the ordinary course of its business, Borrower and each of its Subsidiaries conduct an ongoing review of the effect of Environmental and Health Laws on the Properties and all aspects of the business and operations of such Borrower and its Subsidiaries in the course of which such Borrower identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of Properties currently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with standards imposed by law and any actual or potential liabilities to third parties, including employees or governmental entities, and any related costs and expenses). On the basis of this review, Borrower has reasonably concluded that Environmental and Health Laws are unlikely to have any Material Adverse Effect.

(b)     Except as set forth on Schedule 5.11 (as amended from time to time in accordance with the provisions hereof), neither the Borrower nor any Subsidiary of Borrower has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding which could reasonably have a Material Adverse Effect claiming that: (i) Borrower or any Subsidiary of Borrower has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from Borrower’s or any of its Subsidiary’s Property, facilities, equipment or vehicles; (iii) Borrower or any of its Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of Borrower’s or any of its Subsidiary’s Property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

Section 5.12 Ownership of Property; Liens. Borrower and each Subsidiary of Borrower has good title to or valid leasehold interests in all its Property. None of Borrower’s or any Subsidiary’s Property is subject to any Lien, except as permitted in Section 7.9.

Section 5.13 No Burdensome Restrictions; Compliance with Agreements. Neither Borrower nor any Subsidiary of Borrower is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation, that (individually or in the aggregate) materially adversely affects the business, operations, Property or financial or other condition of Borrower and its Subsidiaries (individually or in the aggregate) or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party (including any Contractual Obligation), which default could materially adversely affects the business, operations, Property or financial or other condition of Borrower and its Subsidiaries (individually or in the aggregate).

Section 5.14 Full Disclosure. All information heretofore furnished by Borrower to the Administrative Agent or any Bank for purposes of or in connection with the Credit Documents or any transaction contemplated thereby is, and all such information hereafter furnished by Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects and not misleading.

Section 5.15 Solvency. Borrower and each of its Subsidiaries, individually and on a consolidated basis, is Solvent.

        SECTION 6 CONDITIONS PRECEDENT.

        The obligation of each Bank to effect a Borrowing, or of an Issuing Agent to issue, extend the expiration date of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

Section 6.1 Initial Credit Event. Before or concurrently with the initial Credit Event:

(a)	The Administrative Agent shall have received for each Bank the favorable written opinion of (i) Morgan, Lewis & Bockius LLP, counsel to Borrower, and (ii) General Counsel to the Borrower;

(b)

The Administrative Agent shall have received for each Bank copies of Borrower’s (i) Articles of Incorporation, together with all amendments and (ii) bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c)

The Administrative Agent shall have received for each Bank copies of resolutions of Borrower’s Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on such Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(d)	The Administrative Agent shall have received for each Bank such Bank’s duly executed Note of Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10(a) hereof;

(e)	The Administrative Agent shall have received a duly executed set of the Credit Documents;

(f)	All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks;

(g)	The Administrative Agent shall have received a duly executed original of the Fee Letter;

(h)	The Administrative Agent shall have received a duly executed Compliance Certificate containing financial information as of June 30, 2003;

(i)

The Administrative Agent shall have received a duly executed copy of the amendment to the Related Agreement dated as of the date hereof and in form and substance acceptable to the Administrative Agent;

(j)	During the period from June 20, 2003 to the Effective Date, issued, incurred, assumed, created, become liable for, contingently or otherwise, any material Indebtedness;

(k)	The Borrower shall have provided a certificate stating that the conditions precedent set forth in this Section 6.1 have been satisfied;

(l)	The Borrower shall have paid to each Bank the applicable fees for providing its Commitment under this Agreement; and

(m)	The Administrative Agent shall have received such other documents and information as it may reasonably request.

Section 6.2 All Credit Events. As of the time of each Credit Event hereunder:

(a)

In the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof, in the case of the issuance of any Letter of Credit, the Administrative Agent shall have received notice of whether such Letter of Credit constitutes a Marketing Subsidiary Letter of Credit and the applicable Issuing Agent shall have received the request for such Letter of Credit required by Section 2.2(b), and a duly completed Application for a Letter of Credit and, in the case of an extension or increase in the amount of a Letter of Credit, the applicable Issuing Agent shall have received a written request therefor, in a form acceptable to such Issuing Agent;

(b)

Each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct in all material respects as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date; and

(c)

Borrower shall be in full compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.

        Each request for a Credit Event shall be deemed to be a representation and warranty by Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.

        SECTION 7 COVENANTS.

        Borrower covenants and agrees that, so long as any Note, Loan or L/C Obligation is outstanding hereunder, or any Commitment is available to or in use by Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

Section 7.1 Corporate Existence; Subsidiaries. Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.12 hereof. Together with any financial statements delivered pursuant to Section 7.6 hereof, Borrower shall deliver an updated Schedule 5.2 to reflect any changes from the existing Schedule 5.2.

Section 7.2 Maintenance. Borrower will maintain, preserve and keep its plants, Properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, Properties and equipment shall be reasonably preserved and maintained, and Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent Borrower or a Subsidiary of Borrower from discontinuing the operation or maintenance of any such Properties if such discontinuance is not disadvantageous to the Banks or the holders of the Notes, does not materially impair the operations of Borrower or any Subsidiary of Borrower and is, in the judgment of Borrower, desirable in the conduct of its business or the business of its Subsidiaries.

Section 7.3 Taxes. Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of Borrower.

Section 7.4 ERISA. Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries’ intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Administrative Agent will promptly distribute to each Bank any notice it receives from Borrower pursuant to this Section 7.4.

Section 7.5 Insurance. Borrower will insure, and keep insured, and will cause each of its Subsidiaries to insure, and keep insured, with good and responsible insurance companies, all insurable Property owned by it of a character usually insured by companies similarly situated and operating like Property. To the extent usually insured by companies similarly situated and conducting similar businesses, Borrower will also insure, and cause each of its Subsidiaries to insure, employers’ and public and product liability risks with good and responsible insurance companies. Borrower will, upon request of any Bank, furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

Section 7.6 Financial Reports and Other Information. (a) Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower shall deliver to the Administrative Agent in form and detail satisfactory to the Administrative Agent, with copies for each Bank in form and substance satisfactory to them, each of the following:

(i)

within 120 days after the end of each fiscal year of Borrower, a copy of Borrower financial statements for such fiscal year, including the consolidated balance sheet of Borrower and its Subsidiaries for such year and the related statements of income and statements of cash flow, each as certified by independent public accountants of recognized national standing selected by Borrower in accordance with GAAP with such accountants’ unqualified opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, provided that if Borrower files its annual report on Form 10-K for the applicable annual period, and such annual report contains the financial statements and accountants certifications, opinions and statements described above, the Borrower may satisfy the requirements of this Section 7.6(a)(i) by delivering a copy of such annual report to each Bank. Together with such information the Borrower shall provide to each Bank such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;

(ii)

within 60 days after the end of each of the first three quarterly fiscal periods of Borrower, a consolidated unaudited balance sheet of Borrower and its Subsidiaries, and the related statements of income and statements of cash flow, as of the close of such period, all of the foregoing prepared by Borrower in reasonable detail in accordance with GAAP and certified by Borrower’s chief financial officer or corporate controller as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby, provided that if Borrower files a Form 10-Q for the applicable quarterly period, and such quarterly report contains the financial statements and certifications described above, the Borrower may satisfy the requirements of this Section 7.6(a)(ii) by delivering a copy of such quarterly report to each Bank. Together with such information the Borrower shall provide to each Bank such consolidating information as may be necessary for the Banks to determine the Borrower’s compliance with Section 7.17 hereof;

(iii)

within the period provided in subsection (i) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof; and

(iv)

promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports Borrower or any of its Subsidiaries sends to their shareholders, and copies of all other regular, periodic and special reports and all registration statements Borrower or any of its Subsidiaries file with the SEC or any successor thereto, or with any national securities exchanges.

(b)

Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 7.6 shall be accompanied by (A) a written certificate signed by Borrower’s chief financial officer or corporate controller to the effect that (i) no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower to remedy the same, (ii) the representations and warranties contained in Section 5 hereof are true and correct in all material respects as though made on the date of such certificate (other than those made solely as of an earlier date, which need only remain true as of such date), except as otherwise described therein, and (B) a Compliance Certificate in the form of Exhibit B hereto showing Borrower’s compliance with the covenants set forth in Sections 7.9, 7.11, 7.12 and 7.14 through 7.19 hereof.

(c)	Borrower will promptly (and in any event within three Business Days after an officer of Borrower has knowledge thereof) give notice to the Administrative Agent and each Bank:

(i)	of the occurrence of any Default or Event of Default;

(ii)	any event or condition which could reasonably be expected to have a Material Adverse Effect;

(iii)	of any litigation or governmental proceeding of the type described in Section 5.5 hereof;

(iv)	of any material change in the information set forth on the Schedules hereto; and

(v)	of the entering into of any Long-Term Guaranties, and Borrower shall promptly provide the Administrative Agent with a copy of any such Guarantee and any modification to such Guarantee.

Section 7.7 Bank Inspection Rights. For purposes of confirming compliance with the Credit Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Banks, Borrower will, at Borrower’s expense, permit such Banks (and such Persons as any Bank may designate) during normal business hours to visit and inspect, under Borrower’s guidance, any of the Properties of Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision Borrower authorizes such accountants to discuss with the Banks (and such Persons as any Bank may designate) the finances and affairs of Borrower and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted each calendar quarter.

Section 7.8 Conduct of Business. Neither Borrower nor any Subsidiary of Borrower will engage in any line of business other than business activities in the field of (i) cogeneration and related thermal uses, (ii) energy production, (iii) energy development, (iv) energy recovery, (v) utility operation and management, (vi) demand side management services, (vii) energy trading, (viii) management of investment funds which invest in energy related businesses and investments in such funds, (ix) hedging but not speculative activities relating to any of the foregoing lines of business, (x) telecommunications, (xi) management and operating services related to any of the foregoing lines of business, and (xii) other businesses not described in the foregoing so long as the Investments and expenses made in such other businesses does not exceed $20,000,000.

Section 7.9 Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Subsidiary of Borrower; provided, however, that this Section 7.9 shall not apply to or operate to prevent:

(a)

Liens arising by operation of law in respect of Property of Borrower or any of its Subsidiaries which are incurred in the ordinary course of business which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of Borrower or any of its Subsidiaries;

(b)

Liens securing Non-Recourse Indebtedness of any Subsidiary of Borrower, provided that any such Lien is limited to the Property being financed or refinanced by such Indebtedness and the stock (or similar equity interest) of the Subsidiary which incurred such Non-Recourse Indebtedness;

(c)

Liens for taxes or assessments or other government charges or levies on Borrower or any Subsidiary of Borrower or their respective Properties which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of Borrower; provided that the aggregate amount of liabilities (including interest and penalties, if any) of Borrower and its Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time outstanding;

(d)

Liens arising out of judgments or awards against Borrower or any Subsidiary of Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which such Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of Borrower and its Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time outstanding;

(e)

Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of Borrower and any Subsidiary of Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower or any Subsidiary of Borrower;

(f)	Liens existing on the date hereof and listed on Schedule 7.9 hereto;

(g)

Liens securing (i) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of Borrower or a Subsidiary of Borrower used in the ordinary course of business of Borrower or a Subsidiary of Borrower, so long as such Lien is limited to the property being financed or acquired and proceeds thereof, (ii) Capitalized Lease Obligations, so long as such Lien is limited to the property subject to the related Capital Lease and proceeds thereof, and (iii) the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that such Liens shall only be permitted to the extent the aggregate amount of Indebtedness and other obligations secured by all such Liens does not exceed five percent (5%) of Consolidated Assets as reflected on the most recent balance sheet delivered by Borrower pursuant to Section 7.6;

(h)

Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(i)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)

Liens relating to synthetic lease arrangements of Borrower or a Subsidiary of Borrower, provided that (i) such Lien is limited to the Property being leased, and (ii) to the extent the lessor or any other Person has recourse to the Borrower, any Subsidiary or any of their Property (other than the Property being so leased), through a Guarantee (including a residual guarantee) or otherwise, such Lien shall be permitted if Borrower has included the recourse portion of such obligations as Indebtedness for all purposes (including financial covenant calculations) under the Credit Documents;

(k)

Liens on assets of the Marketing Subsidiaries granted in the ordinary course of business securing the reimbursement obligations of Marketing Subsidiaries with respect to letters of credit and any working capital facility of the Marketing Subsidiaries so long as the holder of such reimbursement obligation or provider of such working capital facility has no recourse against Borrower or a Consolidated Subsidiary of Borrower other than such Marketing Subsidiary or any of their other assets (whether directly, through a Guarantee or otherwise) other than pursuant to a Guarantee permitted pursuant to Section 7.15(f);

(l)

Liens securing Indebtedness issued pursuant to that certain Restated and Amended Indenture of Mortgage and Deed of Trust dated as of September 1, 1999 between BHP and The Chase Manhattan Bank, as trustee (and any successor trustee thereunder); and

(m)

Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (j), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced.

provided, that the foregoing paragraphs shall not be deemed under any circumstance to permit a Lien to exist on any capital stock or other equity interests of the Material Subsidiaries.

Section 7.10 Use of Proceeds; Regulation U. The proceeds of each Borrowing, and the credit provided by Letters of Credit, will be used by Borrower solely (i) to provide liquidity support for Borrower’s commercial paper program, (ii) to fund Borrower’s working capital needs, and (iii) for general corporate purposes of Borrower. Borrower will not use any part of the proceeds of any of the Borrowings or of the Letters of Credit directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.11 Sales and Leasebacks. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by Borrower or any Subsidiary of Borrower of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor if the total amount of rent and other obligations of the Borrower and its Subsidiaries under such lease, when combined with all rent and other obligations of Borrower and its Subsidiaries under all such leases, would exceed $30,000,000 in the aggregate, provided that Borrower and its Subsidiaries may engage in synthetic lease transactions so long as the Borrower’s or such Subsidiary’s, as applicable, obligations under such synthetic leases are included as Indebtedness for all purposes (including financial covenant calculations) under the Credit Documents.

Section 7.12 Mergers, Consolidations and Sales of Assets.

(a)

Borrower will not, and will not permit any of its Material Subsidiaries to, (i) consolidate with or be a party to merger with any other Person or (ii) sell, lease or otherwise dispose of all or a “substantial part” of the assets of Borrower and its Subsidiaries; provided, however, that (w) the foregoing shall not prohibit any sale, lease, transfer or disposition to which the Required Banks have consented, such consent not to by unreasonably withheld if (A) such transaction does not result in a downgrade of either Borrower’s S&P Rating or Moody’s Rating, (B) such transaction is for cash consideration (or other consideration acceptable to the Required Banks) in an amount not less than the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole, (x) any Subsidiary of Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to Borrower or any Subsidiary of which Borrower holds (directly or indirectly) at least the same percentage equity ownership; provided that in any such merger or consolidation involving Borrower, Borrower shall be the surviving or continuing corporation, (y) Borrower and its Subsidiaries may sell inventory, reserves and electricity in the ordinary course of business, and (z) Borrower may enter into a merger with, or acquisition of all of, another Person so long as:

(1)	Borrower is the surviving entity,

(2)	unless consented to by the Required Banks, no downgrade in the Borrower’s S&P Rating or Moody’s Rating would occur as a result of the consummation of such a transaction,

(3)	if such transaction is an acquisition, the Board of Directors (or similar governing body) of the Person being acquired has approved being so acquired,

(4)	no Default or Event of Default would has occurred and is continuing at the time of, or would occur as a result of, such transaction.

        As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the consolidated assets of Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or disposed of by the Borrower and its Subsidiaries (excluding the Marketing Subsidiaries) during such fiscal year (other than inventory, reserves and electricity in the ordinary course of business) exceeds ten percent (10%) of the total assets of Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

(b)

Except as permitted pursuant to Section 7.12(a) or Section 7.14 hereof, Borrower will not sell, transfer or otherwise dispose of, or permit any of its Subsidiaries to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as “stock” for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of Borrower, except to Borrower or a Wholly-Owned Subsidiary of Borrower or except for the purpose of qualifying directors.

Section 7.13 Use of Property and Facilities; Environmental and Health and Safety Laws.

(a)

Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of Borrower or any Subsidiary of Borrower. Without limiting the foregoing, Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by Borrower or any of its Subsidiaries.

(b)

Borrower will promptly provide the Banks with copies of any notice or other instrument of the type described in Section 5.11(b) hereof, and in no event later than five (5) Business Days after an officer of Borrower or a Subsidiary of Borrower receives such notice or instrument.

Section 7.14 Investments, Acquisitions, Loans, Advances and Guaranties. Borrower will not, nor will it permit any Subsidiary of Borrower to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing “Investments”); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

(a)

investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America provided that any such obligation matures within one year from the date it is acquired by Borrower or Subsidiary;

(b)	investments in commercial paper rated P-1 by Moody’s Investors Services, Inc. or A-1 by Standard & Poor’s Corporation maturing within one year of its date of issuance;

(c)

investments in certificates of deposit issued by any Bank or any United States commercial bank having capital and surplus of not less than $200,000,000 maturing within one year from the date of issuance thereof or in banker’s acceptances endorsed by any Bank or other such commercial bank and maturing within six months of the date of acceptance;

(d)

investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)

investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

(f)	ownership of stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or any Subsidiary;

(g)	endorsements of negotiable instruments for collection in the ordinary course of business;

(h)	loans and advances to employees in the ordinary course of business for travel, relocation, and similar purposes;

(i)

Investments (i) existing on the Effective Date in Subsidiaries of Borrower, (ii) existing on the Effective Date and identified in Schedule 7.14 hereof, or (iii) consisting of intercompany loans permitted pursuant to Section 7.15(e);

(j)

Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(k)

Investments in Persons other than Marketing Subsidiaries engaged in lines of business related to the lines of business described in Section 7.8 so long as (i) both before and after giving effect to such Investment no Default of Event of Default shall have occurred and be continuing, (ii) such Investments do not permit any creditor of such Person recourse to Borrower or any other Subsidiary of Borrower or any of their assets (other than the assets and/or the stock or similar equity interest of such Person) and (iii) if such Investments are in Persons engaged in the lines of business described in clause (xii) of Section 7.8, such Investments and expenses in the aggregate do not exceed $20,000,000 outstanding at any time;

(l)	Guaranties, other than Long-Term Guaranties, so long as such Indebtedness is permitted pursuant to Section 7.15;

(m)	transactions permitted pursuant to Section 7.12(a);

(n)	Investments constituting Long-Term Guaranties other than Long-Term Guarantees of Indebtedness of the Marketing Subsidiaries;

(o)

(i) Investments in Marketing Subsidiaries (other than Investments in Marketing Subsidiaries consisting of Guaranties of Indebtedness of Marketing Subsidiaries) existing on June 30, 2003 and listed on Schedule 7.14 and (ii) Investments consisting of Guaranties of Indebtedness of Marketing Subsidiaries in existence on the Effective Date and Investments in Marketing Subsidiaries made after the Effective Date (including through Guaranties (including Long-Term Guaranties)) provided, that the aggregate amount of Investments permitted by this clause (ii) when combined with the amount of intercompany Indebtedness owing by Marketing Subsidiaries permitted pursuant to Section 7.15(e)(iii) plus the aggregate amount of L/C Obligations outstanding attributable to Marketing Subsidiary Letters of Credit shall not in the aggregate exceed $100,000,000 outstanding at any time (it being understood that any increase in the value of any such Investment attributable to the undistributed net earnings of the Marketing Subsidiaries shall not be deemed a violation of this Section 7.14(o)); and

(p)

Investments consisting of promissory notes issued in consideration for the sale by the Borrower or a Subsidiary of a portion of the stock (or similar equity interests) of a Subsidiary where (i) such note is secured by the stock (or similar equity interest) sold, and (ii) one of the purposes of such sale is to ensure that such Subsidiary qualifies as a “qualifying facility” under the Public Utility Regulatory Policies Act of 1978, as amended

        Any Investment which when made complies with the requirements of paragraphs (a) through (e) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

        In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.14, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

Section 7.15 Restrictions on Indebtedness. Borrower will not, nor will it permit any Subsidiary of Borrower to, issue, incur, assume, create, become liable for, contingently or otherwise, or have outstanding any Indebtedness; provided, however, that the foregoing provisions shall not restrict nor operate to prevent the following Indebtedness, so long as the incurrence and maintenance of such Indebtedness would not cause the Borrower to be in violation of Section 7.17 hereof if compliance with such covenant were measured on the date of the incurrence of such Indebtedness:

(a)	the Obligations;

(b)	Non-Recourse Indebtedness of any Project Finance Subsidiary;

(c)

so long as the Borrower would be in compliance with Section 7.17 hereof (calculated as of the date of, and after giving affect to, the incurrence of such Indebtedness), secured Indebtedness (excluding Indebtedness of the type described in (e), (f), and (g) below but including the pledge of stock or similar equity interest of any Project Finance Subsidiary or any Subsidiary which is a special purpose entity whose sole purpose is to own the stock or similar equity interest of a Project Finance Subsidiary) (A) set forth on Schedule 7.15(b) hereto, and (B) (i) of BHP, (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of personal property of the Borrower or a Subsidiary of the Borrower used in the ordinary course of business of the Borrower or Subsidiary, (iii) constituting Capitalized Lease Obligations or with respect to synthetic (or similar type) lease arrangements, or (iv) incurred in connection with the performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds; provided, that the aggregate amount of Indebtedness permitted by this clause (B) at any time outstanding shall not exceed 5% of Consolidated Assets as reflected on the most recent balance sheet delivered by the Borrower pursuant to Section 7.6, provided that Borrower shall promptly provide the Administrative Agent with a copy of any documentation evidencing such Indebtedness in excess of $25,000,000 and any modification to such Indebtedness;

(d)

so long as the Borrower would be in compliance with Section 7.17 hereof (calculated as of the date of, and after giving affect to, the incurrence of such Indebtedness), other Indebtedness (excluding Indebtedness of the type described in (e), (f), and (g) below) which is unsecured and either junior in right of payment to the Obligations or pari passu to the Obligations or is equally and ratably secured with the Obligations, provided that Borrower shall promptly provide the Administrative Agent with a copy of any documentation evidencing such Indebtedness in excess of $25,000,000 and any modification to such Indebtedness;

(e)

intercompany loans (i) from (x) Subsidiary to Borrower so long as such loans are subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, and (y) Borrower to a Subsidiary of Borrower, (ii) among Wholly-Owned Subsidiaries, and (iii) from a Subsidiary of Borrower to a Marketing Subsidiary, so long as the aggregate amount of such loans from time to time owing by the Marketing Subsidiaries does not exceed the difference between (I) $10,000,000, less (II) the sum of (A) the aggregate amount of Guaranties outstanding pursuant to Section 7.15(f), and (B) the aggregate amount of other Investments then made in the Marketing Subsidiaries pursuant to Section 7.14(o)(ii) (it being understood that to the extent such limit is exceeded solely as a result of an increase in the value of any such Investment attributable to the undistributed net earnings of the Marketing Subsidiaries, it shall not be deemed a violation of this Section 7.15(e));

(f)

Indebtedness consisting of Guaranties of the Indebtedness of the Marketing Subsidiaries (including Long-Term Guaranties), provided that such Indebtedness shall only be permitted to the extent the aggregate amount of such Indebtedness, when added to the sum of (i) the aggregate amount of all intercompany loans made to the Marketing Subsidiaries pursuant to Section 7.15(e), plus (ii) the aggregate amount of all other Investments made in Marketing Subsidiaries pursuant to Section 7.14(o)(ii), plus (iii) the aggregate amount of L/C Obligations outstanding attributable to Marketing Subsidiary Letters of Credit, does not exceed $100,000,000 (it being understood that to the extent such limit is exceeded solely as a result of an increase in the value of any such Investment attributable to the undistributed net earnings of the Marketing Subsidiaries, it shall not be deemed a violation of this Section 7.15(f)) provided, further that Borrower shall promptly provide the Administrative Agent with a copy of any such Guarantee and any modification to such Guarantee;

(g)	Indebtedness of the Marketing Subsidiaries under Marketing Subsidiary Excluded Credit Facilities in an aggregate amount not to exceed the Marketing Subsidiary Indebtedness Limit;

(h)	Permitted Derivative Obligations; and

(i)	Indebtedness pursuant to Long-Term Guaranties (other than Long-Term Guaranties of Indebtedness of Marketing Subsidiaries).

        Indebtedness shall only be permitted under (e), (f), (h), and (i) above to the extent such Indebtedness will have a priority of payment with the Obligations which is no greater than pari passu.

Section 7.16 Consolidated Net Worth. Borrower will at the end of each fiscal quarter maintain Consolidated Net Worth in an amount of not less than the sum of (i) $475,000,000 plus (ii) fifty percent (50%) of the aggregate Consolidated Net Income, if positive, for the period beginning April 1, 2003 and ending on the last day of such fiscal quarter.

Section 7.17 Recourse Leverage Ratio. Borrower will not at the end of any fiscal quarter permit the Recourse Leverage Ratio to exceed 0.65 to 1.00.

Section 7.18 Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.50:1.00, as determined at the end of each fiscal quarter.

Section 7.19 Dividends and Other Shareholder Distributions. (a) (a) Borrower shall not (i) declare or pay any dividends or make a distribution of any kind (including by redemption or purchase) on or relating to its outstanding capital stock, or (ii) repay (directly, through sinking fund payments or otherwise) any Indebtedness or other obligations owing to a shareholder unless in either circumstance no Default or Event of Default exists prior to or would result after giving effect to such action.

(b)     Except (i) as set forth on Schedule 7.19 and (ii) in connection with Non-Recourse Indebtedness of a Project Finance Subsidiary, Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s capital stock owned by Borrower or any Subsidiary of Borrower; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

Section 7.20 No Negative Pledge. Except (i) as set forth on Schedule 7.19 and (ii) in connection with Non-Recourse Indebtedness of a Project Finance Subsidiary, the Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries), directly or indirectly to enter into or assume any agreement (other than customary non-assignment and no sub-letting provisions in leases consistent with Borrower’s past practices and the Credit Documents and, solely with respect to the asset so financed, Capitalized Leases, to the extent such Indebtedness is permitted herein) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

Section 7.21 Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement with any Affiliate of such Person (other than Borrower), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon terms no less favorable to such Borrower or such Subsidiary than could be obtained in a similar transaction involving a third-party.

Section 7.22 Compliance with Laws. Without limiting any of the other covenants of Borrower in this Section 7, Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither Borrower nor any Subsidiary of Borrower shall be required to comply with any such law, regulation, ordinance or order if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 7.23 Pari-Passu. Borrower will at all times cause the Obligations to rank at least pari passu with all other senior unsecured Indebtedness of Borrower.

Section 7.24 Certain Subsidiaries. Unless pursuant to Indebtedness which is authorized pursuant to this Agreement, Borrower will not, and the Subsidiaries of Borrower will not, permit any creditor of a Marketing Subsidiary or a Project Finance Subsidiary to have recourse to any Borrower or any Subsidiary of Borrower or any of their assets (other than (i) the stock or similar equity interest of the applicable Subsidiary and (ii) with respect to a Permitted Derivative Obligation) other than recourse under Guaranties permitted pursuant to Sections 7.15(f) and (i).

Section 7.25 Ratings. Borrower will at all times this Agreement is in effect maintain a S&P Rating and a Moody’s Rating (or if one or both of such ratings are unavailable, rating(s) from such other recognized national rating agency or agencies as may be acceptable to the Administrative Agent and the Required Banks).

        SECTION 8 EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default. Any one or more of the following shall constitute an Event of Default:

(a)

(i) default in the payment when due of any fees, interest or of any other Obligation not covered by clause (ii) below and such payment default continues for three (3) days or (ii) default in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation;

(b)

default by Borrower or any Subsidiary in the observance or performance of any covenant set forth in Section 7.1, Section 7.6(c), Section 7.9 through 7.12, Sections 7.14 through 7.21, 7.23, 7.24 and 7.25 hereof;

(c)

default by Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent;

(d)

(i) failure to pay when due Indebtedness in an aggregate principal amount of (x) $20,000,000 or more of Borrower or any Material Subsidiary, or (ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of Borrower or any of its Material Subsidiary in an aggregate principal amount of $20,000,000 or more may be issued or created and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof, or (iii) a default shall occur under the US Bank Credit Agreement or the Wells Fargo Credit Agreement;

(e)

any representation or warranty made herein or in any other Credit Document by Borrower or any Subsidiary of Borrower, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by Borrower or any Subsidiary of Borrower, or in connection with any Credit Document, proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f)

Borrower or any Material Subsidiary shall (i) fail to pay its debts generally as they become due or admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (v) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g)

a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Material Subsidiary, or any substantial part of any of their Property, or a proceeding described in Section 8.1(f)(iv) shall be instituted against Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h)

Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i)

Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts which it shall have become liable, to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $20,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary of Borrower or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(j)

Borrower or any Subsidiary of Borrower or any Person acting on behalf of Borrower, a Subsidiary or any governmental authority challenges the validity of any Credit Document or Borrower’s or one of its Subsidiary’s obligations thereunder or any Credit Document ceases to be in full force and effect or is modified other than in accordance with the terms thereof and hereof;

(k)	a Change of Control Event shall have occurred; or

(l)	Borrower shall for any reason cease to be wholly liable for the full amount of the Obligations.

Section 8.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Banks, by written notice to Borrower: (a) terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately pay to the Administrative Agent, subject to Section 8.4, the full amount then available for drawing under each or any Letter of Credit, and Borrower agrees to immediately make such payment and acknowledge and agrees that the Banks would not have an adequate remedy at law for failure by Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Banks, shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3 Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes, including both interest and principal thereon, and all other Obligations shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately pay to the Administrative Agent, subject to Section 8.4, the full amount then available for drawing, under all outstanding Letters of Credit, Borrower acknowledging that the Banks would not have an adequate remedy at law for failure by Borrower to honor any such demand and that the Banks, and the Administrative Agent on their behalf, shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 8.4 Collateral for Outstanding Letters of Credit.(a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.2(b), Section 2.8(b) or under Section 8.2 or 8.3 above, Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)     All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Issuing Agents, and to the payment of the unpaid balance of any Loans and all other Obligations. The Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Agents and the Banks, and Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Agents and the Banks, a security interest in all of Borrower’s rights, title and interest in and to the Account and all property (including investment property) contained therein or credited thereto. So long as no Default or Event of Default has occurred, if and when requested by Borrower, the Administrative Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided, that the Administrative Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from Borrower to the Administrative Agent, the Issuing Agents or Banks, and provided, further, that if a Default or Event of Default has then occurred and is continuing, Borrower shall have no access to or right to control the Account. If (i) Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall repay to Borrower any remaining amounts held in the Account.

Section 8.5 Expenses. Borrower agrees to pay to the Administrative Agent, the Issuing Agents and each Bank, and any other holder of any Note outstanding hereunder, all costs and expenses incurred or paid by the Administrative Agent, the Issuing Agents or such Bank or any such holder, including attorneys’ fees (including allocable fees of in-house counsel) and court costs, in connection with (i) any amendment or waiver to the Credit Documents requested by Borrower, (ii) any Default or Event of Default by Borrower hereunder, or (iii) the enforcement of any of the Credit Documents.

        SECTION 9 CHANGE IN CIRCUMSTANCES.

Section 9.1 Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurodollar Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to Borrower and such Bank’s obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurodollar Loans. Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Bank by means of Base Rate Loans from such Bank, which Base Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

Section 9.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)

the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to major banks in the eurodollar interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)

Banks having more than 33% percent (33)% or more of the aggregate amount of the Commitments reasonably determine and so advise the Administrative Agent that LIBOR as reasonably determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its Eurodollar Loans or Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to Borrower and the Banks, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make Eurodollar Loans shall be suspended.

Section 9.3 Increased Cost and Reduced Return.

(a)

If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

(i)

shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurodollar Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank’s principal executive office or Lending Office is located); or

(ii)

shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall refund such amount or amounts to Borrower without interest.

(b)     If, after the date hereof, any Bank or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the applicable jurisdiction) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

(c)     Each Bank that determines to seek compensation under this Section 9.3 shall notify Borrower and the Administrative Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder submitted to Borrower and the Administrative Agent by such Bank in good faith shall be prima facie evidence of the amount of such compensation. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 9.4 Lending Offices. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to Borrower and the Administrative Agent, so long as such election does not increase costs or other amounts payable by Borrower to such Bank hereunder.

Section 9.5 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

        SECTION 10 THE AGENT.

Section 10.1 Appointment and Authorization of Administrative Agent. Each Bank hereby appoints ABN AMRO Bank N.V. as the Administrative Agent under the Credit Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Credit Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank, the holder of any Note or any other Person; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

Section 10.2 Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any Affiliate of Borrower as if it were not the Administrative Agent under the Credit Documents.

Section 10.3 Action by Administrative Agent. If the Administrative Agent receives from Borrower a written notice of an Event of Default pursuant to Section 7.6(c)(i) hereof, the Administrative Agent shall promptly give each of the Banks written notice thereof. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.3. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary in writing by a Bank or Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

Section 10.4 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5 Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of Borrower or any other party contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Bank acknowledges that it has independently and without reliance on the Administrative Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of Borrower and any other relevant Person, and the Administrative Agent shall have no liability to any Bank with respect thereto.

Section 10.6 Indemnity. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent the Administrative Agent is promptly reimbursed for the same by Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

Section 10.7 Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and Borrower. Upon any such resignation of the Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent with the consent of Borrower. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

        SECTION 11 MISCELLANEOUS.

Section 11.1 Withholding Taxes.

(a)

Payments Free of Withholding. Subject to Section 11.1 (b) hereof, each payment by Borrower under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Bank pays any amount in respect of any such taxes, penalties or interest Borrower shall reimburse the Administrative Agent or that Bank for that payment on demand in the currency in which such payment was made. If Borrower pay any such taxes, penalties or interest, they shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Administrative Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by Borrower and evidenced by such a tax receipt, such Bank or Administrative Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to Borrower such amount as such Bank or Administrative Agent determines is attributable to such deduction or withholding and which will leave such Bank or Administrative Agent (after such payment) in no better or worse position than it would have been in if Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor obligate any Bank or the Administrative Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

(b)

U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrower and the Administrative Agent on or before the date of the initial Borrowing hereunder two duly completed and signed copies of either Form W8BEN (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form W8ECI (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by Borrower in a written notice, directly or through the Administrative Agent, to such Bank and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

(c)

Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to Borrower or Administrative Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 11.1 or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify Borrower and Administrative Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 11.2 No Waiver of Rights. No delay or failure on the part of the Administrative Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Administrative Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.3 Non-Business Day. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.4 Documentary Taxes. Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 11.5 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.6 Survival of Indemnities. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 2.11, Section 9.3 and Section 11.13 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

Section 11.7 Set-Off. (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, or otherwise fully matured, and in whatever currency denominated) and any other Indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of Borrower, whether or not matured, against and on account of the obligations and liabilities of Borrower to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

(b)     Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 11.7(b), amounts owed to or recovered by, an Issuing Agent in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by such Issuing Agent as a Bank hereunder.

Section 11.8 Notices. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic communication) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks shall be addressed to their respective addresses, facsimile or telephone numbers set forth on the signature pages hereof or in the assignment agreement which any assignee bank executes pursuant to Section 11.12 hereof, and to Borrower and to the Administrative Agent to:

If to Borrower:

Black Hills Corporation 625 9th Street Rapid City, South Dakota 57709 Attention: Garner M. Anderson Facsimile: 605.721.2597 Telephone: 605.721.2311

with copies to:

Black Hills Corporation 625 9th Street Rapid City, South Dakota 57709 Attention: Steven J. Helmers Facsimile: 605.721.2550 Telephone: 605.721.2303

If to the Administrative Agent:

Notices shall be sent to the applicable address set forth on Part B of Schedule 4 hereto.

With copies of all such notices to:

ABN AMRO Bank N.V. 4400 Post Oak Parkway Suite 1500 Houston, TX 77027 Attention: Frank TJ van Deur Facsimile: 832-681-7141 Telephone 832-681-7100

        Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.8 or on the signature pages hereof and a confirmation of receipt of such facsimile has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.8; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

Section 11.9 Counterparts. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart hereof via facsimile or electronic means shall for all purposes be as effective as delivery of an original counterpart.

Section 11.10 Successors and Assigns.

(a)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign any of its rights or obligations under any Credit Document unless such assignation occurs in connection with a merger or acquisition by Borrower which is otherwise permitted under the terms of this Agreement and the appropriate Credit Documents, if applicable, and Borrower obtains the prior written consent of all of the Banks, which consent shall be in form and substance satisfactory to the Administrative Agent. No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by Banks. Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)

except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan, L/C Obligations or the Commitment assigned and in addition, a proportionate assignment of the assigning Bank’s rights and obligations under the Related Agreement must also be assigned;

(iii)

any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Agent unless the Person that is the proposed assignee is itself a Bank with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section. The Borrower shall execute and deliver to the assignee a Note upon written request from such assignee. The assignor shall promptly return to the Borrower its Note if after giving effect to such assignment such assignor has no Commitment and no Obligations are owing to such assignor.

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)     Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.11(i) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.3 and 9.4 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(a) as though it were a Bank, provided such Participant agrees to be subject to Section 11.7(b) as though it were a Bank.

(e)     Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 9.3 and 9.4 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 9.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.4 as though it were a Bank.

(f)     Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g)        Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle which is an Affiliate of such Bank (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.10, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

Section 11.11 Amendments. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) Borrower, (b) the Required Banks, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i)

no amendment or waiver pursuant to this Section. 11.11 shall (A) increase, decrease or extend any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee or other Obligation payable hereunder without the consent of each Bank; and

(ii)

no amendment or waiver pursuant to this Section 11.11 shall, unless signed by each Bank, change this Section 11.11, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents.

        Anything in this Agreement to the contrary notwithstanding, if at any time when the conditions precedent set forth in Section 6.2 hereof to any Loan hereunder are satisfied, any Bank shall fail to fulfill its obligations to make such Loan or such Bank shall fail to fund its Participating Interest pursuant to Section 2.2(d) (any such Bank, a “Defaulting Bank”) then, for so long as such failure shall continue, the Defaulting Bank shall (unless Borrower, the Administrative Agent and the Required Banks (determined as if the Defaulting Bank were not a Bank hereunder) shall otherwise consent in writing) be deemed for all purposes related to amendments, modifications, waivers or consents under this Agreement (other than amendments or waivers referred to in clause (i) and (ii) above) to have no Loans or Commitments and shall not be treated as a Bank hereunder when performing the computation of the Required Banks. To the extent the Administrative Agent receives any payments or other amounts for the account of a Defaulting Bank such Defaulting Bank shall be deemed to have requested that the Administrative Agent use such payment or other amount first, to fund its purchase of its Participating Interest pursuant to Section 2.2(d) and secondly, to fulfill its obligations to make such Loan.

Section 11.12 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.13 Legal Fees, Other Costs and Indemnification. Borrower agrees to pay all reasonable costs and expenses of the Arrangers in connection with the preparation and negotiation of the Credit Documents (including past and future reasonable out-of-pocket expenses incurred by the Arrangers in connection with the syndication of the transaction), including without limitation, the reasonable fees and disbursements of counsel to the Arrangers, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. Borrower further agrees to indemnify each Bank, the Administrative Agent and the Issuing Agents, and their respective directors, agents, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document (including any relating to a misrepresentation by Borrower under any Credit Document) or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. Borrower, upon demand by any of the Administrative Agent, an Issuing Agent or a Bank at any time, shall reimburse the Administrative Agent, such Issuing Agent or Bank for any reasonable legal or other expenses (including allocable fees and expenses of in-house counsel) incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified, provided that with respect to legal costs and expenses incurred in connection with the enforcement of the Banks rights hereunder or any work-out or similar situation, Borrower shall only be obligated to pay the legal fees of the Administrative Agent and not of any other Bank.

Section 11.14 Entire Agreement. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.15 Construction. The parties hereto acknowledge and agree that neither this Agreement nor the other Credit Documents shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Credit Documents.

Section 11.16 Governing Law. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of New York.

Section 11.17 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 11.18 Replacement of Bank. Each Bank agrees that, upon the occurrence of any event set forth in Sections 9.1, 9.3 and 11.1, such Bank will use reasonable efforts to book and maintain its Loans through a different Lending Office or to transfer its Loans to an Affiliate with the objective of avoiding or minimizing the consequences of such event; provided that such booking or transfer is not otherwise disadvantageous to such Bank as determined by such Bank in its sole and absolute discretion. If any Bank has demanded to be paid additional amounts pursuant to Sections 9.1, 9.3 and 11.1, and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of Borrower than with respect to the other Banks, then Borrower shall have the right at any time when no Default or Event of Default shall have occurred and be continuing to seek one or more financial institutions which are not Affiliates of Borrower (each, a “Replacement Bank”) to purchase with the written consent of the Administrative Agent (which consent shall not be (x) required if such proposed Replacement Bank is already a Bank, or an Affiliate of a Bank, or (y) unreasonably delayed or withheld) the outstanding Loans and Commitments of such Bank (the “Affected Bank”), and if Borrower locate a Replacement Bank, the Affected Bank shall, upon

i.	prior written notice to the Administrative Agent,

ii.

(i) payment to the Affected Bank of the purchase price agreed between it and the Replacement Bank (or, failing such agreement, a purchase price in the amount of the outstanding principal amount of the Affected Bank’s Loans and accrued interest thereon to the date of payment) by the Replacement Bank plus (ii) payment by Borrower of all Obligations (other than principal and interest with respect to Loans) then due to the Affected Bank or accrued for its account hereunder or under any other Loan Document,

iii.	satisfaction of the provisions set forth in Section 11.10, and

iv.

payment by Borrower to the Affected Bank and the Administrative Agent of all reasonable out-of-pocket expenses in connection with such assignment and assumption (including the recordation fee described in Section 11.10), assign and delegate all its rights and obligations under this Agreement and any other Credit Document to which it is a party (including its outstanding Loans) to the Replacement Bank (such assignment to be made without recourse, representation or warranty), and the Replacement Bank shall assume such rights and obligations, whereupon the Replacement Bank shall in accordance with Section 11.10 become a party to each Credit Document to which the Affected Bank is a party and shall have the rights and obligations of a Bank thereunder and the Affected Bank shall be released from its obligations hereunder and each other Credit Document to the extent of such assignment and delegation.

Section 11.19 Confidentiality. The Administrative Agent and the Banks shall hold all non-public information provided to them by Borrower pursuant to or in connection with this Agreement in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or any other Credit Document or as reasonably required by any potential bona fide transferee, participant or assignee, or in connection with the exercise of remedies under a Credit Document, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.19), or to any nationally recognized rating agency that requires access to information about a Bank’s investment portfolio in connection with ratings issued with respect to such Bank, or as requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that unless specifically prohibited by applicable law or court order, the Administrative Agent and each Bank shall use reasonable efforts to promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Bank by such governmental agency) for disclosure of any such non-public information and, where practicable, prior to disclosure of such information. Prior to any such disclosure pursuant to this Section 11.19, the Administrative Agent and each Bank shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree, for the benefit of Borrower, in writing to be bound by this Section 11.19; and to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section 11.19.

        Notwithstanding anything herein to the contrary, “confidential information” shall not include, and the Administrative Agent and each Bank may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Bank relating to such tax treatment and tax structure.

Section 11.20 Rights and Liabilities of Documentation Agents and Syndication Agents. Neither Documentation Agents nor Syndication Agents have any special rights, powers, obligations, liabilities, responsibilities or duties under this Agreement as a result of acting in the capacity of Documentation Agents or Syndication Agents, as applicable, other than those applicable to them in their capacity as Banks hereunder. Without limiting the foregoing, neither Documentation Agents nor Syndication Agents shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments and undertakings with respect to Documentation Agents and the Syndication Agents as it makes with respect to the Administrative Agent and any directors, officers, agents and employees of the Administrative Agent in Section 10.5.

Section 11.21 Termination of Existing Credit Agreement. Effective as of the Effective Date, the Borrower hereby terminates that certain Amended and Restated Credit Agreement dated as of August 27, 2002 among the Borrower, the financial institutions party thereto, as lenders, and ABN AMRO Bank N.V., as administrative agent for such lenders.

Section 11.22 Severability of Provisions. Any provision in this Agreement or any other Credit Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement and the other Credit Documents are declared to be severable.

— Remainder of Page Intentionally Left Blank —

[Signature Page Follows]

        In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their duly authorized officers as of the day and year first above written.

BLACK HILLS CORPORATION, a South Dakota corporation

By: /s/ Mark T. Thies Name: Mark T. Thies Title: Executive Vice President Chief Financial Officer

Commitment: $19,100,000

ABN AMRO BANK N.V., in its individual capacity as a Bank and as an Administrative Agent

By: /s/ Dave B. Bryant Name: Dave B. Bryant Title: Senior Vice President

By: /s/ Frank T.J. van Deur Name: Frank T.J. van Deur Title: Vice President

Address for notices:

ABN AMRO Bank N.V. 4400 Post Oak Parkway Suite 1500 Houston, TX 77027 Attention: Frank TJ van Deur Facsimile: 832-681-7141 Telephone: 832-681-7100

With copy to:

ABN AMRO Bank N.V. 208 South LaSalle Street Suite 1500 Chicago, Illinois 60604-1003 Attention: Ken Keck Facsimile: (312) 992-5111 Telephone: (312) 992-5134

Lending Offices:

Base Rate Loans:

ABN AMRO Bank N.V. 208 South LaSalle Street Suite 1500 Chicago, Illinois 60604-1003 Attention: Ken Keck Facsimile: (312) 992-5111 Telephone: (312) 992-5134

Eurocurrency Loans: Same as above

Commitment: $19,100,000

UNION BANK OF CALIFORNIA

By: /s/ Robert J. Cole Name: Robert J. Cole Title: Vice President

Address for notices:

601 Potrero Grande Drive Monterey Park, CA 91754 Attention: Maggie Elower Phone: (323) 720-2581 Fax: (323) 720-2780

Lending Offices:

Base Rate Loans:

601 Potrero Grande Drive Monterey Park, CA 91754

Eurocurrency Loans:

601 Potrero Grande Drive Monterey Park, CA 91754

Commitment: $19,100,000

U.S. BANK NATIONAL ASSOCIATION, in its individual capacity as a Bank and as As Documentation Agent

By: /s/ Christopher W. Rupp Name: Christopher W. Rupp Title: Assistant Vice President

Address for notices:

U.S. Bank Oshkosh 400 City Center Oshkosh, Wisconsin 54901 Attention: Connie Sweeney Phone: 920-237-7604 Fax: 920-237-7993

Lending Offices: Same as Above

Base Rate Loans: Same as Above

Eurocurrency Loans: Same as Above

Commitment: $18,600,000

CREDIT LYONNAIS, NEW YORK BRANCH

By: /s/ James F. Guidera Name: James F. Guidera Title: Senior Vice President

Address for notices:

Credit Lyonnais, New York Branch 1301 Avenue of the Americas, 20th Floor New York, NY 10019

Attention:Richard Randall / Daniel Gal Phone: (212) 261-3367 / 7839 Fax: (212) 261-3421

Lending Offices:

Credit Lyonnais, New York Branch 1301 Avenue of the Americas, 20th Floor New York, NY 10019

Base Rate Loans:

Credit Lyonnais, New York Branch 1301 Avenue of the Americas, 20th Floor New York, NY 10019

Eurocurrency Loans:

Credit Lyonnais, New York Branch 1301 Avenue of the Americas, 20th Floor New York, NY 10019

Commitment: $18,600,000

FLEET NATIONAL BANK

By: /s/ Maria F. Maia Name: Maria F. Maia Title: Managing Director

Address for notices:

Lending Offices:

Mail Stop: MA DE 10009H 100 Federal Street Boston, MA 02110 Attention: Maria F. Maia Phone: (617) 434-5751 Fax: (617) 434-3652

Base Rate Loans:

Mail Stop: MA DE 10009G 100 Federal Street Boston, MA 02110 Attention: Francia Castillo Phone: (617) 434-5751 Fax: (617) 434-3652

Eurocurrency Loans:

Mail Stop: MA DE 10009G 100 Federal Street Boston, MA 02110 Attention: Francia Castillo Phone: (617) 434-5751 Fax: (617) 434-3652

Commitment: $18,600,000

BMO NESBITT BURNS FINANCING, INC.

By: /s/ Thomas H. Peer Name: Thomas H. Peer Title: Vice President

Address for notices:

BMO Nesbitt Burns Financing, Inc. 115 South LaSalle Street, 17W Chicago, IL 60603

Attention: Client Services Phone: (312) 750-3771 Fax: (312) 750-6061

Lending Offices:

Base Rate Loans:

Eurocurrency Loans:

Commitment: $18,600,000

LASALLE BANK NATIONAL ASSOCIATION

By: /s/ Denis J. Campbell, IV Name: Denis J. Campbell, IV Title: Senior Vice President

By: /s/ Mathew D. Rodgers Name: Mathew D. Rodgers Title: Loan Officer

Address for notices:

135 S. LaSalle Street Suite 1425 Chicago, IL 60603

Attention: Wanda Williams Phone: 312-904-0895 Fax: 312-904-6373

Lending Offices:

135 S. LaSalle Street Suite 1425 Chicago, IL 60603

Base Rate Loans:

135 S. LaSalle Street Suite 1425 Chicago, IL 60603

Eurocurrency Loans:

135 S. LaSalle Street Suite 1425 Chicago, IL 60603

Commitment: $18,600,000

LEHMAN BROTHERS BANK, FSB

By: /s/ Gary T. Taylor Name: Gary T. Taylor Title: Vice President

Address for notices:

Lehman Brothers 745 7th Avenue - 6th Floor New York, NY 10019 Attention: Jane Gillard Phone:212-526-7417 Fax: 646-758-2538

Lending Offices:

Base Rate Loans:

Eurocurrency Loans:

Commitment: $18,600,000

THE BANK OF NOVA SCOTIA

By: /s/ Fraser Williams Name: Fraser Williams Title: Managing Director

Address for notices:

Lending Offices:

Base Rate Loans:

Eurocurrency Loans:

Commitment: $18,600,000

WELLS FARGO BANK, N.A.

By: /s/ Laura Bumgarner Name: Laura Bumgarner Title: Relationship Manager

Address for notices:

1740 Broadway MAC: C7301-046 Denver, CO 80210

Attention: Laura Bumgarner Phone: 303-863-5799 Fax: 303-863-5196

Lending Offices: Same as above

Base Rate Loans:

Eurocurrency Loans:

Commitment: $17,500,000

COBANK, ACB

By: /s/ Cathleen D. Reed Name: Cathleen D. Reed Title: Assistant Vice President

Address for notices:

5500 S. Quebec St. Greenwood Village, CO 80111

Attention: Deann Sullivan Phone: 303-740-4315 Fax: 303-740-4021

Lending Offices: Same as address for notices.

Base Rate Loans: Same as address for notices.

Eurocurrency Loans: Same as address for notices.

Commitment: $10,000,000

Credit Suisse First Boston, acting through its Cayman Islands Branch

By: /s/ Sarah Wu Name: Sarah Wu Title: Vice President

By: /s/ David J. Dodd Name: David J. Dodd Title: Associate

Address for notices:

Credit Suisse First Boston Eleven Madison Avenue New York, NY 10010 Attention: Ron Davis, Transaction Management Group Phone: 212-325-0178 Fax: 212-325-8320

Lending Offices:

Base Rate Loans:

Credit Suisse First Boston Eleven Madison Avenue New York, NY 10010

Eurocurrency Loans:

Credit Suisse First Boston Eleven Madison Avenue New York, NY 10010

Commitment: $10,000,000

Chang Hwa Commercial Bank, Ltd. Los Angeles Branch

By: /s/ Grace Y.P. Li Name: Grace Y.P. Li Title: VP & Deputy General Manager

Address for notices:

333 South Grand Avenue, Suite 600 Los Angeles, CA 90071 U.S.A. Attention: Cecilia Huynh Phone: (213) 620-7200 Fax: (213) 620-7227

EXHIBIT A

MULTI-YEAR NOTE

August 21, 2003

        FOR VALUE RECEIVED, the undersigned, Black Hills Corporation, a South Dakota corporation (“Borrower”), promises to pay to the order of [_________________] (the “Bank”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of ABN AMRO Bank N.V., in New York, New York, in accordance with Section 4.1 of the Credit Agreement (as hereafter defined), the aggregate unpaid principal amount of all Loans made by the Bank to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

        The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a Eurodollar Loan, and the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be shall be prima facie evidence of the same; provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

        This Note is one of the Notes referred to in the Multi-Year Credit Agreement dated as of [____________], 2003, among Borrower, ABN AMRO Bank N.V., as Administrative Agent, U.S. Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, Union Bank of California, N.A. and BMO Nesbitt Burns Financing, Inc., as Syndication Agents and the financial institutions party thereto (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

        Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

— Remainder of Page Intentionally Left Blank —[Signature
Page Follows]

        The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

BLACK HILLS CORPORATION, a South Dakota corporation

By: _____________________________ Name: _____________________________ Title: _____________________________

EXHIBIT B

COMPLIANCE CERTIFICATE

        This Compliance Certificate is furnished to ABN AMRO Bank N.V., as Administrative Agent pursuant to the Multi-Year Credit Agreement dated as of August [__], 2003, among Black Hills Corporation, a South Dakota corporation (“Borrower”), ABN AMRO Bank N.V., as Administrative Agent, U.S. Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, Union Bank of California, N.A. and BMO Nesbitt Burns Financing, Inc., as Syndication Agents and the financial institutions party thereto (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected or appointed ___________________of Borrower;

2.

I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.

The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.

Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct. All computations are made in accordance with the terms of the Credit Agreement.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

        The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___________day of __________, 200_.

______________________________________________

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

CALCULATION AS OF ________ __,200_

A.  Liens (Sec. 7.9(c), (d), and (g))

  1.  Liens securing taxes or assessments or other      _____________    (Answer should be yes)
      government charges or levies equal to or less
      than $20,000,000 (Section 7.9(c))

  2.  Liens securing judgments or awards or surety      _____________    (Answer should be yes)
      or appeal bonds issued in connection therewith
      equal to or less than $20,000,000 (Section
      7.9(d))

  3.  Is the aggregate amount of Indebtedness and       _____________    (Answer should be yes)
      other obligations consisting of (i) the
      deferred purchase price of newly acquired
      property or incurred to finance the
      acquisition of personal property of Borrower
      used in the ordinary course of business of
      such Borrower, (ii) Capitalized Lease
      Obligations, and (iii) the performance of
      tenders, statutory obligations, bids, leases
      or other similar obligations (other than for
      borrowed money) entered into in the ordinary
      course of business or to secure obligations on
      performance bonds which is secured by Liens
      equal to or less than 5% of Consolidated
      Assets as reflected on the most recent balance
      sheet delivered by Borrower (Section 7.9(g)).

B.  Sale and Leasebacks (Section 7.11)

  1.  Aggregate obligations under all Sale and         $_____________     (Line B1 not to exceed
      Leasebacks arrangements (other than synthetic                        $30,000,000)
      lease transactions excluded by Section 7.11)

C.  Sale of Assets (Section 7.12)

  1.  Net book value of assets (other than             $_____________     (Line C1 not to exceed
      inventory, reserves and electricity in the                          10% of total
      ordinary course of business) sold during this                       consolidated assets)
      fiscal year

D.  Permitted Investments (Section 7.14)

  1. Aggregate amount of Investments in Marketing     $_____________
     Subsidiaries made after the Effective Date
     (Section 7.14(o)(ii))

  2. Investments consisting of Guaranties of          $_____________
     Indebtedness of Marketing Subsidiaries
     existing on the Effective Date

  3. Intercompany loans permitted pursuant to         $_____________      Line E3
     Section 7.15(e)(iii) owing by Marketing
     Subsidiaries (Line E3)

  4. Outstanding L/C Obligations attributable to      $_____________
     Marketing Subsidiary Letters of Credit

  5. Sum of Lines D1, D2, D3 and D4                   $_____________

  6. Is Line D5 equal to or less than $100,000,000?    _____________     (Answer should be yes)

  7. Aggregate amount of Investments in Persons       $_____________     (Line D7 not to exceed
     engaged in the lines of business described in                        $20,000,000)
     clause (xii) of Section 7.8 (Section 7.14(k))

E.  Permitted Indebtedness (Section 7.15)

 1.  Secured Indebtedness except as set forth on      $_____________     (Line E1 not to exceed 5%
     Schedule 7.15(b): (i) of BHP (ii) evidencing                         of Consolidated Assets)
     the deferred purchase price of newly acquired
     property or incurred to finance the
     acquisition of personal property of Borrower
     or a Subsidiary used in the ordinary course of
     business of the Borrower of a Subsidiary,
     (iii) constituting Capitalized Lease
     Obligations or with respect to synthetic (or
     similar type) lease transactions, or (iv)
     incurred in connection with the performance of
     tenders, statutory obligations, bids, leases
     or other similar obligations (other than for
     borrowed money) entered into in the ordinary
     course of business or to secure obligations on
     performance bonds (Section 7.15(c))

 2.  Intercompany loans owing by Borrower (Section    $_____________     (Must be subordinated to
     7.15(e)(i)(x))                                                       Obligations)

 3.  Intercompany Indebtedness owing by Marketing     $_____________    (Line E3 not to exceed
     Subsidiaries to Subsidiaries (Section                               the difference between
     7.15(e)(iii))                                                       (i) $100,000,000 less
                                                                         (ii) the sum of  Lines
                                                                         E4, D1 and D4)

 4.  Indebtedness consisting of Guarantees            $_____________    (Line E4 not to exceed
     (including Long-Term Guaranties) of Marketing                       the difference between
     Subsidiary Indebtedness  (Section 7.15(f))                          (i) $100,000,000 less
                                                                         (ii) the sum of Lines E3
                                                                         and D1)

 5.  Indebtedness of Marketing Subsidiaries under     $_____________    (Line E5 not to exceed
     Marketing Subsidiary Excluded Credit                                Marketing Subsidiary
     Facilities (Section 7.15(g))                                        Indebtedness Limit)

F. Consolidated Net Worth (Section 7.16)

 1.  Consolidated Net Worth                           $_____________

 2.  50% of aggregate Consolidated Net Income, if     $_____________
     positive, from and including April 1, 2003

 3.  Does Line F1 exceed sum of (i) $475,000,000       _____________    (Answer should be yes)
     plus (ii) line F2

G.  Recourse Leverage Ratio (Section 7.17)

 1.  consolidated Indebtedness                        $_____________

 2.  Non-Recourse Indebtedness                        $_____________

 3.  Recourse Indebtedness (Line G1 minus Line G2)    $_____________

 4.  Indebtedness of Marketing Subsidiaries under     $_____________    (Not to exceed Marketing
     Marketing Subsidiary Excluded Credit                                Subsidiary Indebtedness
     Facilities (Line E5)                                                Limit)

 5.  Consolidated Net Worth                           $_____________

 6.  Capital (Line G3 minus Line G4 plus Line G5)     $_____________

 7.  Recourse Leverage Ratio                           ________:1.00    (ratio of (A) difference
                                                                         between (x) Line G3 minus
                                                                         (y) Line G4 to (B) Line
                                                                         G6 not to exceed 0.65 to
                                                                         1.00)
H. Fixed Charge Coverage Ratio (Section 7.18)

  1. Consolidated Net Income for past four fiscal     $_____________
     quarters

  2. Income taxes for past four fiscal quarters (to   $_____________
     the extent subtracted in calculating H1)

  3. Consolidated Interest Expense for past four      $_____________     Insert amount from Line
     fiscal quarters (to the extent subtracted in                        H18
     calculating H1)

  4. Amortization expense for intangible assets       $_____________
     for past four fiscal quarters (to the extent
     subtracted in calculating H1)

  5. Depreciation expense for past four fiscal
     quarters (to the extent subtracted in
     calculating H1)

  6. Losses on sales of assets (excluding sales in    $_____________
     the ordinary course of business) and other
     extraordinary losses for past four fiscal
     quarters (to the extent subtracted in
     calculating H1)

  7. Interest income for past four fiscal quarters    $_____________
     arising from traditional investment activities
     with banks, investment banks and other
     financial institutions or relating to
     governmental or other marketable securities
     (to the extent added in calculating H1)

  8. Gains on sales of assets (excluding sales in     $______________
     the ordinary course of business) and other
     extraordinary gains for past four fiscal
     quarters (to the extent added in calculating
     H1)

  9. Maintenance Capital Expenditures for past        $______________
     four fiscal quarters

 10. Without duplication, any payments made by a
     Consolidated Subsidiary constituting a
     repayment of principal Indebtedness (other
     than (x) the Obligations and (y) repayments of
     principal made with the proceeds of a            $_____________
     refinancing of such Indebtedness otherwise
     permitted pursuant to this Agreement) or with
     respect to a reserve, and

 11.  Without duplication, any other mandatory
      payment made by a Consolidated Subsidiary in
      such period not included as an expense or loss   $_____________
      in calculating Consolidated Net Income

 12.  Consolidated EBITDA (sum of Lines H1, H2, H3,    $_____________
      H4, H5 and H6 less sum of Lines H7, H8, H9,
      H10 and H11)

 13.  Restricted Earnings for the past four fiscal     $_____________
      quarters

 14.  Adjusted Consolidated EBITDA (Line H12 minus     $_____________
      Line H13)

 15.  All interest charges (including capitalized      $_____________
      interest, imputed interest charges with
      respect to Capitalized Lease Obligations and
      all amortization of debt discount and expense
      and other deferred financing charges) of the
      Borrower and its Subsidiaries on a
      consolidated basis for such period determined
      in accordance with GAAP, other than interest
      charges relating to Non-Recourse Indebtedness

 16.  All commitment or other fees payable in          $_____________
      respect of the issuance of standby letters of
      credit or other credit facilities for the
      account of the Borrower or its Subsidiaries

 17.  Net costs/expenses incurred by the Borrower      $_____________
      and its Subsidiaries under Derivative
      Arrangements

 18.  Consolidated Interest Expense (Sum of Lines      $_____________
      H15, H16 and H17)

 19.  The aggregate amount of all mandatory            $_____________
      scheduled payments (whether designated as
      payments or prepayments) and scheduled sinking
      fund payments with respect to principal of any
      Recourse Indebtedness of the Borrower or its
      Subsidiaries (including payments in the nature
      of principal under Capital Leases) for the
      last 4 quarters

 20.  Consolidated Fixed Charges (Sum of Lines H18     $_____________
      and H19)

 21.  Fixed Charge Coverage Ratio (ratio of Lines       ________:1.00    (ratio must not be less
      H14 to (ii) Line H20)                                               than 1.50 to 1.00)

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________

        [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Black Hills Corporation

4.	Administrative Agent: ABN AMRO Bank N.V., as the administrative agent under the Credit Agreement

_________________

1 Select as applicable.

5.	Credit Agreement: The Multi-Year Credit Agreement dated as of August [__], 2003 among Black Hills Corporation, the Lenders parties thereto, and ABN AMRO Bank N.V., as Administrative Agent.

6.	Assigned Interest:

Amount of Commitment/Loans of Assignor prior to Trade Date	Amount of Commitment/Loans of Assignee prior to Trade Date	Amount of Commitment/Loans Assigned	Amount of Commitment/Loans of Assignor after Trade Date	Amount of Commitment/Loans of Assignee after Trade Date

$	$	$	$	$

[7. Trade Date: ______________]2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:_______________________________ Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:_______________________________ Title:

[Consented to and]3 Accepted:

ABN AMRO Bank N.V., as
Administrative Agent

By:__________________________________
     Title:

[Consented to:]4

_________________

2To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

BLACK HILLS CORPORATION

By:_________________________
       Title:

[ISSUING AGENTS]

By:_________________________
       Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

        1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

        1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not a United States person (as defined in Section 7701(a)(30) of the Code), it shall have attached to the Assignment and Assumption the documentation specified in Section 11.1(b) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.     Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE 1

PRICING GRID

If the Level Status Is	The Facility Fee Rate is:	The Utilization Fee Rate is:	The Eurodollar Margin is:	The Base Rate Margin is:	The L/C Fee Rate is:	The Marketing L/C Fee Rate is

Level I Status	0.100%	0.100%	0.400%	0.000%	0.400%	0.100%
Level II Status	0.125%	0.125%	0.500%	0.000%	0.500%	0.150%
Level III Status	0.150%	0.150%	0.725%	0.000%	0.725%	0.200%
Level IV Status	0.175%	0.200%	0.825%	0.000%	0.825%	0.250%
Level V Status	0.250%	0.250%	1.250%	0.000%	1.250%	0.300%
Level VI Status	0.6725%	0.500%	1.3275%	0.3275%	1.3275%	0.500%

        Each change in a rating shall be effective as of the date it is announced by the applicable rating agency.

        In the event that the Moody’s Rating and the S&P Rating fall in consecutive Levels, the rating falling in the lower Level (with Level I being the highest Level and Level VI being the lowest Level) shall govern for purposes of determining the applicable pricing pursuant to the above pricing grid. In the event that the Moody’s Rating and the S&P Rating fall in non-consecutive Levels, the Level immediately above the Level in which the lower rating falls (with Level I being the highest Level and Level VI being the lowest Level) shall govern for purposes of determining the applicable pricing pursuant to the above pricing grid.

SCHEDULE 1.1
EXISTING LETTERS OF CREDIT

L/C #	"Bill To" Company	Beneficiary	Amount		From	To
SLCMMSP01644	BH Colorado	PSCO	10,000,000.00		8/28/2001	8/30/2004

SLCMMSP01645	BH Colorado	Bank of Nova Scotia	7,000,000	.00*	8/28/2001	8/30/2004

SLCMMSP01646	BH Colorado	PSCO	5,800,000.00		8/28/2001	8/31/2004

SLCMMSP01647	BH Nevada	Southwestern Gas Corp	756,160.00		8/30/2001	8/30/2004

SLCMMSP01648	BH Nevada	Duke Energy Fuels LLC	3,000,000.00		8/30/2001	8/30/2004
SLCMMSP01649	BH Nevada	Nevada Power Co.	278,300.00		8/31/2001	8/31/2004
SLCMMSP01650	BH Nevada	Nevada Power Co.	600,000.00		8/31/2001	8/31/2003
SLCMMSP01651	BH Nevada	City of North Las Vegas	2,782,444.90		8/28/2001	6/22/2004

SLCMMSP01653	BH Nevada	Southwest Gas Corp	4,060,096.00		8/31/2001	8/30/2004

SLCMMSP01837	BH Power/BH	Bear Paw Energy LLC	945,994.76		1/17/2002	2/28/2004
	WY (50%/50%)
SLCMMSP01964	BH Expl	Bureau of Land Mngmt	25,000.00		4/4/2002	5/31/2004
	& Prod

SLCMMSP01974	BH Fountain	Union Bank of	6,500,000.00		4/30/2003	4/30/2004
	Valley	California
SLCMMSP02434	Harbor	Southern	4,500,000.00		1/10/2003	1/9/2004
		California
		Edison Co
SLCMMSP02624	LV Co-	Sempra Energy	200,000.00		5/27/2003	6/1/2004
	Generation	Solutions
SLCMMSP02668	Mallon Oil	US Dept of	75,000.00		6/27/2003	8/28/2004
	Company	Interior-BIA
SLCMMSP02676	Mallon Oil	US Dept of	75,000.00		6/27/2003	8/28/2004
	Company	Interior-BIA

SLCMMSP02667	Mallon Oil	US Dept of	25,000.00		6/27/2003	8/28/2004
	Company	Interior-BLM
SLCMMSP02666	Mallon Oil	USDA Forest	10,000.00		6/27/2003	8/28/2004
	Company	Service
SLCMMSP02670	Mallon Oil	ST of NM-Oil	50,000.00		6/27/2003	7/2/2004
	Company	Conservation Dv

		Total Current L/C's	46,682,995.66

SCHEDULE 4
ADMINISTRATIVE AGENT'S NOTICE AND PAYMENT INFORMATION

Part A - Payments

Loan Repayments, Interest, Fees:

ABN AMRO Bank N.V. New York, NY ABA # 026009580 F/O ABN AMRO Bank, N.V. Chicago Branch CPU Account # 650-001-1789-41 Reference: Agency Services Black Hills Corporation

Letters of Credit:

ABN AMRO Bank N.V. New York, NY ABA # 026009580 F/O ABN AMRO Bank N.V. Chicago Trade Services CPU Account # 653-001-1738-41 Reference: Agency Services Black Hills Corporation

Part B - Notices

Notices related to commitments, covenants or extensions of expiry/termination dates:

ABN AMRO Bank N.V. 208 South LaSalle Street, Suite 1500 Chicago, IL 60604-1003 Attn: Agency Services E-Mail: beata.konopko@abnamro.com FAX: (312)-992-5157

ABN AMRO Bank N.V. 208 South LaSalle Street, Suite 1500 Chicago, IL 60604-1003 Attn: Credit Administration E-Mail: kenneth.keck@abnamro.com FAX: 312-992-5111

ABN AMRO Bank N.V. 4400 Post Oak Parkway Suite 1500 Houston, TX 77027 Attention: Frank TJ van Deur E-Mail: frank.van.deur@abnamro.com FAX: 832-681-7141

Notices related to Loans, Letters of Credit and Fees:

ABN AMRO Bank N.V. 208 South LaSalle Street, Suite 1500 Chicago, IL 60604-1003 Attn: Agency Services E-Mail: beata.konopko@abnamro.com FAX: 312-992-5157

Address for all Required Executed Documentation and Financial Information:

ABN AMRO Bank N.V. 208 South LaSalle Street, Suite 1500 Chicago, IL 60604-1003 Attn: Credit Administration E-Mail: kenneth.keck@abnamro.com FAX: 312-992-5111